Exhibit 10.1

EXECUTION COPY

LICENSE AGREEMENT
Between
ELVIS PRESLEY ENTERPRISES, INC.
and
FX LUXURY REALTY LLC
Dated as of June 1, 2007

This License Agreement is made and effective as of June 1, 2007 (the “Effective Date”) by and between ELVIS PRESLEY ENTERPRISES, INC., a Tennessee corporation, having its principal office at 3734 Elvis Presley Boulevard, Memphis, Tennessee 38116 (“Licensor”), and FX LUXURY REALTY LLC, a Delaware limited liability company, having its principal office at 650 Madison Avenue, New York, New York, 10022 (“Licensee”) (each, a “party” and collectively, the “parties”), with reference to the following recitals:

RECITALS

WHEREAS, Licensor and its Affiliates (as defined below) own or have the right to grant licenses to (i) certain rights in and to the name, image and likeness of Elvis Presley, (ii) certain trademarks related to Elvis Presley, and (iii) other intellectual property related to Elvis Presley;

WHEREAS, Licensor or one of its Affiliates is the owner of or otherwise has the rights to exhibit and loan, on a temporary basis, certain artifacts related to Elvis Presley; and

WHEREAS, in accordance with the terms and conditions of this Agreement, Licensee desires to license from Licensor, and Licensor desires to license to Licensee, rights to use the foregoing in connection with the design, construction, operation, and promotion of real estate properties and for other purposes set forth herein.

NOW, THEREFORE, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

DEFINITIONS

Section  1.01 For all purposes hereof:

An “Affiliate” of a party is a Person which Controls, is Controlled by, or is under common Control with, such party, but only for so long as such Control continues.

“Agreement” means this License Agreement, including all Exhibits hereto, as may be amended from time to time.

“Artifact” means memorabilia associated with the life, career and celebrity of Elvis Presley (i) that are owned by Licensor or its Affiliates, or (ii) that Licensor or its Affiliates have the right to exhibit and loan on a temporary basis, in each case, including clothing, furniture, jewelry, automobiles, documents, writings, journals, books, photographs, and other personal effects.

“Audiovisual Works” means the works set forth on Exhibit B.

“CityCentre Agreement” means the draft Production and Performance Services Agreement concerning the production and presentation of an Elvis Presley-themed Cirque du Soleil show at the MGM/CityCentre in Las Vegas, Nevada.

“Control” (including “Controlled”) means (i) in respect of a corporation or company, (A) the ownership, directly or indirectly through other Controlled entities, of shares, units or other interests of such corporation or company carrying more than fifty percent (50%) of the voting rights ordinarily exercisable at meetings of shareholders or members of such corporation or company, or (B) the right to direct and manage the affairs of any such corporation or company and (ii) in respect of a partnership, joint venture or other entity, (A) the ownership, directly or indirectly through other Controlled entities, of more than fifty percent (50%) of the ownership interests of such partnership, joint venture or other entity, or (B) the right to direct and manage the affairs of any such entity.

“Creation” means all concepts, artwork, designs, images, names, advertisements, tags, labels, hang tags, photographs, likenesses, symbols, logos, copyrights, trade dress, trademarks or the like, and other things incorporating, in whole or in part, any Licensor Owned IP.

“Elvis Experience(s)” means permanent, non-touring interactive entertainment, educational and retail experiences incorporating music, Artifacts, and audiovisual works focusing on the life and times of Elvis Presley.

“Elvis Identification Elements” means the name, image, likeness, distinctive appearance, gestures and mannerisms, voice, signature, handwriting, sobriquet, persona, biography, and life story of Elvis Presley.

“Elvis Presley-themed” means that the overall look and feel and the primary theme of the applicable Hotel, Resort, Retail Store, Casino, Lounge, Spa, Theme Park, Food and Beverage Outlet, Residential Development, or Commercial Development, (i) is based around Elvis Identification Elements or the Marks, or (ii) conveys an immersion in experiencing the life and times of Elvis Presley.

“Elvis Property” or “Elvis Properties” means Elvis Presley-themed Hotel(s), Elvis Presley-themed Resort(s), Elvis Presley-themed Residential Development(s), Elvis Presley-themed Commercial Development(s), Elvis Presley-themed Casino(s), Elvis Presley-themed Lounge(s), Elvis Presley-themed Theme Park(s), and Elvis Presley-themed Food and Beverage Outlet(s).

“Elvis Related IP” means any Licensor-Owned IP, Presley Music, Third Party Elvis-related Materials and any other intellectual property or elements associated or identified with Elvis Presley.

“EPE Heartbreak Hotel” means “Elvis Presley’s Heartbreak Hotel” currently located at 3677 Elvis Presley Blvd. , Memphis, TN 38116 and operated by Licensor or one of Licensor’s Affiliates.

“Generic Merchandise” means articles of merchandise that are Generic (e.g., bottled water, Tylenol, newspapers).

“Generic” means not incorporating any Elvis Related IP.

“Gross Revenues” means the gross amount of revenues earned or received by or on behalf of Licensee or any Licensee Related Party, in connection with the applicable activity or source subject of this Agreement, without any deduction of costs or expenses incurred by Licensee (including any deduction of construction, development, design, manufacturing or operating costs, costs in connection with advertising and/or promotion of any of the Elvis Properties, commissions, taxes, fees, assessments, or bad debts) and without any reserves (including any reserves for returns, refunds or bad debts); provided, however, that the term “Gross Revenues” shall (i) exclude sales taxes and returns of defective Elvis Property-themed Merchandise, such actual returns limited to three percent (3%) of the total of the regular list price for all Elvis Property-themed Merchandise sold during each calendar year and (ii) be subject to the provisions of this Agreement.

“including” and “includes” mean “including (or includes), without limitation”.

“Joachim Jean Aberbach Interests” means the Susan T. Aberbach Revocable Trust, the Anne Rachel Aberbach Family Trust and Jason S. Aberbach.

“Julian J. Aberbach Interests” means the Anne Marie Aberbach Revocable Trust and the Belinda Aberbach Stevenson Agar Revocable Trust.

“Licensee Owned IP” means the names, trademarks and/or logos of Licensee and Licensee Related Parties.

“Licensee Related Party” means any Affiliate of Licensee, any Project Company or any sublicensee of Licensee’s rights in and to the Licensor Owned IP hereunder.

“Licensor Owned IP” means any intellectual property or other proprietary rights related to Elvis Presley, owned or controlled by, or licensed to (with the right to grant sublicenses consistent with the terms of this Agreement) Licensor and its Affiliates, including, Elvis Identification Elements, the Marks, the Domain Names, the Photos, and the Audiovisual Works, but excluding Presley Music.

“Marks” means, collectively, the trademarks and/or service marks identified in Exhibit A hereto.

“Masterplan” means the master redevelopment plan for Graceland, and the surrounding areas in Memphis, Tennessee, to be undertaken by Licensor.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, or any other form of entity, unincorporated or governmental organization or any agency or political subdivision thereof.

“Photos” means certain individual photographs depicting or otherwise relating to Elvis Presley that Licensor or its Affiliates have the right to license to Licensee under this Agreement that are identified by Licensor from time — to - time.

“Project Company” means a Person designated by Licensee to build and/or operate a particular Elvis Property.

“Seconds” means merchantable Elvis Property-themed Merchandise not suitable for sale at list price because they contain minor production or material flaws not affecting proper usage of the Licensor Owned IP.

“Site License” means an agreement between Licensor and a Project Company in the form attached as Exhibit J, granting such Project Company the right to build and operate a particular Elvis Property.

“Website” means a website owned by Licensee or one of its Affiliates and associated with one or more Elvis Properties.

Section 1.02  Other Defined Terms.

“Authorized Elvis Presley-themed Entertainment Attractions”	Section 2.01(d)
“Base Casino Royalty”	Section 7.04
“Buy-Out”	Section 7.18
“Casino(s)”	Section 2.01(a)
“Claims”	Section 20.02
“Co-Branded Campaign”	Section 3.09(c)
“Confidential Information”	Section 25.01
“Consents”	Section 5.01
“Declined Elvis Experience”	Section 15.03
“Domain Names”	Section 3.08
“Effective Date”	Preamble
“Elvis Hotel, Lounge and Casino Infringements”	Section 19.03
“Elvis Presley-themed Casino(s)”	Section 2.01(a)
“Elvis Presley-themed Food and Beverage Outlet(s)”	Section 2.01(b)
“Elvis Presley-themed Hotel(s)”	Section 2.01
“Elvis Presley-themed Lounge(s)”	Section 2.01(d)
“Elvis Presley-themed Residential Development(s)”	Section 2.01
“Elvis Presley-themed Resort(s)”	Section 2.01
“Elvis Presley-themed Retail Store(s)”	Section 2.01(e)
“Elvis Presley-themed Spa(s)”	Section 2.01(c)
“Elvis Presley-themed Theme Park(s)”	Section 2.03
“Elvis Property Materials”	Section 10.01
“Elvis Property-themed Merchandise”	Section 2.06
“Entertainment Attraction(s)”	Section 2.01(f)
“Excluded Gambling Items”	Section 2.02
“First Memphis Hotel”	Section 6.01
“Food and Beverage Outlet(s)”	Section 2.01(b)
“General Infringement”	Section 19.02
“Guaranteed Minimum Royalties”	Section 7.08

“Joint Name and Logo”	Section 3.07
“Licensed Elvis Merchandise”	Section 12.11
“Licensee Created Marks”	Section 3.03
“Licensee Indemnified Parties”	Section 21.02
“Licensee”	Preamble
“Licensor Indemnified Parties”	Section 20.02
“Licensor”	Preamble
“Lounge(s)”	Section 2.01(d)
“Manufacturer’s Agreement”	Section 12.09
“MAE Agreement”	Section 23.03
“Material Terms”	Section 2.01(a)
“Presley Music”	Section 5.01
“Publicity Materials”	Section 13.01
“Registered Class/Territories”	Section 3.01
“Representatives”	Section 25.01
“Restricted Party”	Section 25.01
“Retail Store(s)”	Section 2.01(e)
“ROFR Period”	Section 15.02
“Royalty Reports”	Section 7.10
“Rules”	Section 2.01(a)
“Spa(s)”	Section 2.01(c)
“Subsequent Memphis Hotels”	Section 6.03
“Tax” or “Taxes”	Section 7.15
“Term”	Section 23.01
“Third Party Elvis-Related Materials”	Section 5.02
“Third Party IP Clearances”	Section 5.03
“Unbranding Period”	Section 24.01

Article 2

GRANT OF RIGHTS

Section 2.01  Hotel License.  Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, worldwide license to use the Licensor- Owned IP in connection with the design, construction, operation, advertising and promotion of Elvis Presley-themed hotels (“Elvis Presley-themed Hotel(s)”), Elvis Presley-themed golf courses (non- miniature), resorts and resort communities (“Elvis Presley-themed Resort(s)”), Elvis Presley-themed residential developments (“Elvis Presley-themed Residential Development(s)”), and Elvis-Presley-themed commercial (non-residential) developments that are related to or associated with any of the foregoing (“Elvis Presley-themed Commercial Development(s)”), which may include any of the following:

a) casinos, or other facilities that accommodate gambling activities (“Casino(s)”), some or all of which may, at Licensee’s election, be Elvis Presley-themed or otherwise incorporate the Licensor Owned IP into the name, design, and overall appearance of the Casinos or elements thereof (“Elvis Presley-themed Casino(s)”);

b) restaurants, food carts, food kiosks, snack bars, beverage bars and liquor bars that primarily serve food (“Food and Beverage Outlet(s)”), some or all of which may, at Licensee’s election, be Elvis Presley-themed or otherwise incorporate the Licensor Owned IP into the name, design, overall appearance, and/or menu items of the Food and Beverage Outlets or elements thereof (“Elvis Presley-themed Food and Beverage Outlet(s)”);

c) spas, gyms, and health clubs (“Spa(s)”), some or all of which may, at Licensee’s election, be Elvis-Presley-themed or otherwise incorporate the Licensor Owned IP into the name, design, and overall appearance of the Spas or elements thereof (“Elvis Presley-themed Spa(s)”);

d) lounges and clubs that do not primarily serve food (“Lounge(s)”), some or all of which may, at Licensee’s election, be Elvis Presley-themed or otherwise incorporate the Licensor Owned IP into the name, design, and overall appearance, of the Lounges or elements thereof (“Elvis Presley-themed Lounge(s)”);

e) retail and merchandise outlets (“Retail Store(s)”), some or all of which may, at Licensee’s election, be Elvis Presley-themed or otherwise incorporate the Licensor Owned IP into the name, design, and overall appearance of the Retail Stores or elements thereof (“Elvis Presley-themed Retail Store(s)”);

f) entertainment attractions including shows, stage productions, concerts, comedy specials, and sporting events (“Entertainment Attraction(s)”), some of which may incorporate the music of Elvis Presley, the Licensor Owned IP and/or be Elvis Presley-themed, provided that they are authorized and/or licensed by Licensor (e.g., the Ultimate Elvis Tribute Artist Contest, All Shook Up) and approved by Licensor prior to exploitation at the applicable Elvis Property in accordance with .Section 11.07 (“Authorized Elvis Presley-themed Entertainment Attractions”); and

g) subject to Article 15, Elvis Experiences authorized and/or licensed by Licensor.

Section 2.02  Casino License.  Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, worldwide license to use the Licensor- Owned IP in connection with the design, construction, operation and promotion of Elvis Presley-themed Casino(s), which Elvis Presley-themed Casinos may include Food and Beverage Outlets, Elvis Presley-themed Food and Beverage Outlets, Lounges, Elvis Presley-themed Lounges, Retail Stores, Elvis Presley-themed Retail Stores, Entertainment Attractions, Authorized Elvis Presley-themed Entertainment Attractions and, subject to Article 15, Elvis Experiences. Notwithstanding the foregoing, the parties acknowledge and agree that Licensee’s right to use the Licensor Owned IP in connection with Elvis Presley-themed slot machines and pachinko machines (“Excluded Gambling Items”) is subject to rights in the Licensor-Owned IP for Excluded Gambling Items that Licensor has granted exclusively to a third party. Licensor agrees to use reasonable best efforts to obtain from such third party for the benefit of Licensee the Excluded Gambling Items at prices that are no less favorable to Licensee than the prices charged by such third party for the Excluded Gambling Items to its best customers. Licensor acknowledges and agrees that it shall not use or license a third party to use the Licensor-Owned IP in connection with online casino services.

Section 2.03  Theme Park License.  Other than with respect to Graceland in Memphis, Tennessee, which rights shall be reserved by Licensor, subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, worldwide license to use the Licensor Owned IP in connection with the design, construction, operation and promotion of Elvis Presley-themed theme parks (“Elvis Presley-themed Theme Park(s)”), which Elvis Presley-themed Theme Parks may include Casinos, Elvis Presley-themed Casinos, Food and Beverage Outlets, Elvis Presley-themed Food and Beverage Outlets, Lounges, Elvis Presley-themed Lounges, Retail Stores, Elvis Presley-themed Retail Stores, Entertainment Attractions, Authorized Elvis Presley-themed Entertainment Attractions and, subject to Article 15, Elvis Experiences. Nothing in this Section 2.03 shall prevent Licensor from using the Licensor Owned IP in connection with the design, construction, operation and promotion of an Elvis Presley-themed ride, provided that any such ride or group of rides does not, in the reasonable discretion of the parties, comprise a park or section of a park that is Elvis Presley-themed.

Section 2.04  Lounge License.  Other than with respect to the MGM CityCentre in Las Vegas, Nevada, which rights shall be reserved to Licensor, its partners and licensees during the term of the CityCentre Agreement, subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, worldwide license to use the Licensor Owned IP in connection with the design, construction, operation and promotion of Elvis Presley-themed Lounges, which Elvis Presley-themed Lounges may include Food and Beverage Outlets, Elvis Presley-themed Food and Beverage Outlets, Entertainment Attractions, and Authorized Elvis Presley-themed Entertainment Attractions.

Section 2.05  Food Outlet License.  Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a nonexclusive, worldwide license to use the Licensor Owned IP in connection with the design, construction, operation and promotion of Elvis Presley-themed Food and Beverage Outlets, provided that (X) Licensee shall not be permitted to establish any Elvis Presley-themed Food and Beverage Outlets outside an Elvis Property in the Memphis, Tennessee area, and (Y) all Elvis Presley-themed Food and Beverage Outlets outside of any Elvis Property shall be at least fifteen (15) miles from any Elvis Presley-themed Food and Beverage Outlet operated or licensed by Licensor; provided, further, that Licensee shall have the right to operate an Elvis Presley-themed Food and Beverage Outlet within such fifteen (15) mile range (including in the same city and/or metropolitan area, but not Memphis, Tennessee, where applicable) where the applicable demographics will, in the reasonable business judgment of Licensor and Licensee, support additional Elvis Presley-themed Food and Beverage Outlets and where the operation of such Elvis Presley-themed Food and Beverage Outlet is unlikely to (i) cause customer confusion, result in brand conflict, or result in a weakening of the Licensor Owned IP, or (ii) materially and adversely impact the business of the existing Elvis Presley-themed Food and Beverage Outlet. For purposes of clarification, Licensee may build and operate an Elvis Presley-themed Food and Beverage Outlet, but except as permitted under this Agreement at an Elvis Property, Licensee may not use the Licensor Owned IP outside any Elvis Property in a non-Elvis Presley-themed restaurant (e.g., a 1950’s themed restaurant) or license to any third party the right to use Licensor Owned IP to design, construct, operate and promote a restaurant outside any Elvis Property co-branded with third party intellectual property (e.g., a Wolfgang Puck Elvis Presley restaurant, a “Jungle Room” as part of any Hard Rock Café).

Section 2.06  Merchandise License.  Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a nonexclusive, worldwide license to use the Licensor Owned IP in connection with the design, manufacture, sale, and promotion, solely at any Elvis Property, for consumer sales only (i.e., not wholesale sales), of retail merchandise based on the particular Elvis Property, and all packaging and promotional materials in respect thereof (“Elvis Property-themed Merchandise”), which Elvis Property-themed Merchandise may only be sold at the applicable Elvis Property and on the Website related to the applicable Elvis Property (or by Licensor pursuant to Section 12.12). All Elvis Property-themed Merchandise shall be readily identifiable as relating to a particular Elvis Property (e.g., a Heartbreak Hotel beach towel and not an Elvis Presley/Blue Hawaii beach towel).

Section 2.07  Merchandise Selection.  Throughout the Term of this Agreement, Licensor and Licensee shall work together in good faith in deciding the types of articles of Elvis Property-themed Merchandise that Licensee may manufacture, sell, and market at each Elvis Property hereunder, provided that Licensor shall have final approval over all types and categories of Elvis Property-themed Merchandise that may be sold by Licensee. Notwithstanding the foregoing, Licensee shall have, at a minimum, the right to manufacture, sell, and market the types of articles set forth on Exhibit C hereto and any additional types of articles agreed to by the parties during the Term of this Agreement. Licensor agrees to act in good faith in determining the additional types of articles that may be manufactured, sold, and marketed by Licensee during the Term of this Agreement. Licensee acknowledges that Licensor is a party to certain exclusive license agreements that may restrict Licensor’s ability to permit Licensee to manufacture certain types of articles of Elvis Property-themed Merchandise not included on Exhibit C, or sell such items at certain price points. During the Term hereof, Licensor shall not enter into any agreement that would further restrict the rights of Licensee to manufacture and sell Elvis Property-themed Merchandise that has been previously approved for sale by Licensee. For the avoidance of doubt, other than rights granted to a third party manufacturer pursuant to Section 12.09, Licensee may not sublicense any merchandise rights to any third party.

Article 3

TRADEMARKS; RESERVATION OF RIGHTS

Section 3.01  Geographic Limitations.  The parties acknowledge that (i) Licensor and its Affiliates own numerous trademark applications and registrations covering the Licensor Owned IP in various geographic regions, and (ii) the scope of Licensor’s intellectual property protection may vary by geographic region and product class. Licensor has provided to Licensee a list of those countries and product classes in which the Marks are presently registered or where applications for registration are pending, which list may be amended from time to time (the “Registered Class/Territories”). Licensor shall, upon the request of Licensee no more frequently than semi-annually, provide Licensee with a then-current list of trademark applications and registrations covering the Licensor Owned IP. Nothing in this Section 3.01 shall limit the licenses granted to Licensee under Article 2.

Section 3.02  Expansion of Trademark Protection.  In the event Licensee wishes to (A) use the Marks in connection with (i) the design, construction, operation and promotion of Elvis Properties or (ii) the design, manufacture, sale, and promotion of Elvis Property-themed Merchandise, in each case, outside the Registered Class/Territories, or (B) use the Marks in connection with products or services for which Licensor has not registered the applicable Marks, Licensee may request that Licensor register the Marks in such territory or for such products or services. Except as provided below, Licensor, at its sole costs and expense, agrees to file an application for registration of the applicable Mark in the requested territory or product class within fifteen (15) days of receipt of Licensee’s request. Licensor shall thereafter respond to any trademark examiner’s inquiries or requests for additional information in a timely manner and take all other actions that are reasonably necessary to pursue such applications and to maintain Licensor’s existing registrations for the Marks. Notwithstanding the foregoing, Licensor shall have the right to refuse the filing of a new application in accordance with this paragraph for good cause.

Section 3.03  Ownership of Licensee Created Marks.  Any Elvis-related trademark that is not Licensor Owned IP, or similar thereto or derivative thereof, that is adopted by Licensee for use in connection with Elvis Properties in accordance with this Agreement during the Term of this Agreement shall be owned by Licensee for use solely in connection with hotel and casino services (but not gaming or gambling equipment or products) (the “Licensee Created Marks”). The Licensee Created Marks shall not incorporate or be derived from or similar to any of the Licensor Owned IP. Licensee may, at its sole costs and expense, file an application for registration of the applicable Licensee Created Mark in the territory or territories where Licensee uses or has a bona fide intent to use such Licensee Created Mark solely for hotel and/or casino services. Licensee shall notify Licensor of any Licensee Created Marks for which Licensee intends to seek registration (together with the territory and product class of such registration), and provide to Licensor any information that Licensor may reasonably request about such registrations. Licensee agrees that Licensor shall not be restricted by Licensee from filing for trademark registration for any of the Licensee Created Marks outside the categories of hotel and/or casino services.

Section 3.04  Refusal to Register.  In the event that Licensor is unable to register a Mark in a requested territory because of the prior existence of a pending application or registration of that Mark in the requested territory (or any mark similar thereto or derivative thereof) which is not owned by Licensor, then Licensor shall immediately notify Licensee in writing and such inability to register the Mark shall not be deemed a breach of this Agreement by Licensor, provided that Licensor has used reasonable best efforts to so register the Marks.

Section 3.05  Certain Trademark Limitations.  Notwithstanding any of the foregoing, Licensee shall have no right to use the mark LOVE ME TENDER as the name of any Elvis Presley-themed Retail Store, EP’S DELTA KITCHEN AND BAR as the name of any Elvis Presley-themed Food and Beverage Outlet, or GRACELOUNGE as the name of any Elvis Presley-themed Lounge.

Section 3.06  Trademark Strategy.  Upon the request of either party, Licensor and Licensee shall convene a meeting to develop and discuss in good faith a trademark strategy that is beneficial to the businesses of both parties.

Section 3.07  Joint Name and Logo.  Licensor acknowledges that Licensee shall have the right to incorporate the Licensee Owned IP on each article of Elvis Property-themed Merchandise and otherwise to use the Licensee Owned IP in connection with the Elvis Properties, and also to create a joint Licensor/Licensee name and/or logo (the “Joint Name and Logo”) mutually approved by Licensor and Licensee under this Agreement (e.g., “Heartbreak Hotel at Park Central”) and to use such Joint Name and Logo on Elvis Presley-themed Merchandise and otherwise in connection with the Elvis Properties. Licensee shall not acquire any rights in the Licensor Owned IP nor shall Licensor acquire any rights in the Licensee Owned IP by virtue of any use of the Joint Name and Logo. Any intellectual property rights in the Joint Name and Logo independent of the Licensor Owned IP and the Licensee Owned IP shall be jointly owned by the parties. Any use of the Joint Name and Logo shall be strictly in accordance with the limitations of this Agreement, including the quality control restrictions hereof. Upon termination of this Agreement, without limiting the right of each party to use its respective portion of the Joint Name and Logo, neither Party shall thereafter use the Joint Name and Logo in its entirety.

Section 3.08  Domain Names.  Any domain names used in connection with the Websites that incorporate any of the Marks, or derivatives thereof, in whole or in part (the “Domain Names”) shall be owned by Licensor and licensed to Licensee pursuant to the terms and conditions of this Agreement. Licensor shall remain the owner and

Administrative Contact of the domain names and Licensee shall be the Technical Contact of the domain name as listed in the Domain Name Registry.

Section 3.09  Reservation of Rights.  Licensor reserves all rights not granted to Licensee hereunder, and shall not be prohibited or restricted in any way, at any time, from exercising such rights, including:

a) establishing or operating, or licensing to any third party the right to establish or operate, any Food and Beverage Outlets, Spas, Retail Stores, productions, shows, and other special events such as tribute artist contests, charity events, concerts, fan club events, cruises, and television broadcasts, and/or any other form of entertainment attractions utilizing the Licensor Owned IP (including as part of the name or logo) anywhere in the world, provided that except for any activities taking place at Graceland in Memphis, Tennessee, and at the MGM/CityCentre in Las Vegas, Nevada, Licensor may not establish, operate, or license to any third party the right to establish or operate an Elvis Presley-themed Food and Beverage Outlet, Spa, or Retail Store within a radius of fifteen (15) miles from any Elvis Property, provided that, (i) the foregoing limitation shall not apply to Memphis, Tennessee, and (ii) Licensee shall not unreasonably withhold consent to a request by Licensor (or its licensee) to operate an Elvis Presley-themed Food and Beverage Outlet, Spa or Retail Store within such fifteen (15) mile range (including in the same city and/or metropolitan area, where applicable) where the applicable demographics will support additional Elvis Presley-themed real estate properties and where the operation of such Elvis Presley-themed Food and Beverage Outlet, Spa or Retail Store is unlikely to (i) cause customer confusion, result in brand conflict, or result in a weakening of the Licensor Owned IP, or (ii) materially and adversely impact the business of the existing Elvis Property.

b) granting to any third party any license to manufacture, sell, distribute, market and/or otherwise exploit merchandise which embodies any of the Licensor Owned IP, regardless of whether such third party establishes, operates, or sells to any retail store, hotel complex or other facility which offers merchandise, food, beverages, entertainment attractions, gambling or other products or activities which reference or allude in any way to Elvis Presley.

c) engaging in any commercial tie-in, or promotional or marketing activities that features the Licensor Owned IP together with the trademarks or copyrights of a third party (a “Co-Branded Campaign”), except for a Co-Branded Campaign with third party hotels or casinos (e.g., a Co-Branded Campaign with Wyndham Hotels), provided that Licensor shall have the right to continue to enter into (i) local co-branding arrangements with hotels in Memphis, Tennessee for Elvis Birthday and Elvis Week promotional campaigns and (ii) Co-Branded Campaigns with any hotel in which any Elvis Presley-themed Cirque du Soleil show is presented or any Elvis Experience is housed, including the MGM CityCentre in Las Vegas, Nevada.

d) Licensing de minimis uses of the Licensor Owned IP in connection with a third party real estate property, provided that such real estate property is not Elvis Presley-themed (e.g., the display of a photograph of Elvis in a non-Elvis Presley-themed lounge).

e) Using or licensing the Licensor Owned IP for any purpose not specifically prohibited pursuant to this Agreement.

Section 3.10  Entertainment Attractions.  Other than Elvis Experiences and Authorized Elvis Presley-themed Entertainment Attractions, which are subject to Licensor’s approval at each Elvis Property pursuant to Section 10.07, Licensee shall have no right to create, produce, develop, or exploit at any Elvis Property any other entertainment attraction that is Elvis Presley-themed, is readily identifiable with Elvis Presley, or uses the Licensor Owned IP or features the music of Elvis Presley without Licensor’s prior written consent (e.g., tribute artist contest and/or performances not authorized by Licensor, production of Viva Las Vegas the musical). Nothing herein shall restrict Licensee’s right to create, produce, develop and exploit at any Elvis Property any entertainment attraction that does not have an Elvis Presley theme, is not readily identifiable with Elvis Presley, does not use the Licensor Owned IP and does not feature the music of Elvis Presley without Licensor’s consent, provided that such entertainment attraction does not otherwise violate Licensee’s obligations hereunder.

Section 3.11  Elvis Experiences.  The parties agree that nothing in this Agreement grants to Licensee any right to use the Licensor Owned IP to design, construct, operate or promote Elvis Experiences except as expressly provided in Article 15.

Article 4

LICENSE OF ELVIS ARTIFACTS

Section 4.01  License of Artifacts.  Licensor shall make available to Licensee hereunder, for public display, solely at each Elvis Property, a reasonable number of Artifacts as determined by Licensor in its exercise of reasonable discretion. The parties agree to consult in good faith regarding the types of Artifacts to be displayed at each Elvis Property, provided that Licensor shall have final approval and discretion over the selection of any Artifacts for display at any of the Elvis Properties. For purposes of clarification, Licensor reserves the right to (i) withhold at any time during the Term of this Agreement certain categories of Artifacts from being displayed at any of the Elvis Properties, (ii) display any Artifacts or license to third parties rights to display any Artifacts anywhere in the world, (iii) grant exclusive rights to third parties to display certain categories of Artifacts (e.g., an exclusive license to the President Nixon Library to display all Elvis Presley/Richard Nixon Artifacts). If Licensor withdraws Artifacts that have been delivered to Licensee for public display at an Elvis Property for any reason, Licensor shall use reasonable best efforts to replace such withdrawn Artifacts with comparable Artifacts.

Section 4.02  Delivery of Artifacts.  At its sole cost and expense, and following the instructions provided by Licensor, Licensee will arrange for roundtrip delivery of the Artifacts to the Elvis Property and returned back to Licensor within sixty (60) business days following the termination of this Agreement or upon the replacement of the Artifacts with new Artifacts to be displayed at each Elvis Property. Licensee shall maintain exclusive possession of the Artifacts during the period of time in which the Artifacts are in Licensee’s possession.

Section 4.03  Protection of Artifacts.  Licensee will treat each Artifact with due care and shall take all measures necessary to fully protect such Artifact from damage, consistent with the limitations and instructions set forth in Exhibit D hereto and such other reasonable restrictions as promulgated by Licensor from time-to-time. Each Artifact, if not displayed in a case or behind glass or plexiglas, will have sufficient distance from the public to prevent touching. All exhibit areas will be under surveillance when open to the public. Licensee shall keep each Artifact in the same condition as such items were delivered to Licensee hereunder, except for normal wear and tear. All such items shall be marked “Courtesy of Elvis Presley Enterprises, Inc., On Loan From Graceland”. Licensor reserves the right, after reasonable notice to Licensee, to inspect the Artifacts and obtain the immediate return of any Artifact that in Licensor’s good faith judgment has not been handled or treated properly.

Section 4.04  No Museums.  In selecting the Artifacts and in placing the Artifacts throughout each Elvis Property, Licensor and Licensee acknowledge that it is their mutual intention hereunder that no Elvis Property shall look like or be perceived to be an Elvis Presley museum (i.e., a similar experience to visiting Graceland), and neither party shall act contrary thereto.

Section 4.05  Insurance.  Prior to delivery thereof to Licensee, Licensor shall identify to Licensee the appraised value of each Artifact as determined by Licensor in its reasonable discretion. Licensee will insure each loaned Artifact for at least the amount specified by Licensor against all risks of physical loss or damage from any cause while in transit and on location during the period of the loan. Licensee shall be entitled to reject an Artifact on the basis of the cost to Licensee of insuring it.

Section 4.06  Prior Inspection.  Before commencing the display of the Artifacts at any Elvis Property, Licensee shall give Licensor the opportunity to inspect the placement of each Artifact and make a determination whether the Artifacts are displayed according to the terms of this Agreement.

Article 5

THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

Section 5.01  Presley Music.  Except for the specific rights granted hereunder with respect to the use by Licensee of the Licensor Owned IP, this Agreement does not grant Licensee any rights to license, use and/or exploit any other intellectual property rights in which Licensor or one of its Affiliates has an ownership interest and/or income participation, including musical compositions owned, in whole or part, by Licensor or one of its Affiliates (“Presley Music”). Licensee hereby acknowledges that it is not receiving a license hereunder with respect to any rights regarding the publication, mechanical reproduction, synchronization, small performing, grand performance, master use and/or any other rights in and to the Presley Music. Licensor agrees to use reasonable best efforts to assist Licensee in procuring any licenses, clearances, approvals, consents and/or permissions (“Consents”) from Licensor’s Affiliates, the Julian J. Aberbach Interests, the Joachim Jean Aberbach Interests, and/or any third parties, required by Licensee with respect to the license, use, and/or exploitation of the Presley Music in connection with any of the Elvis Properties, including issuing appropriate licenses to Licensee on so-called “arm’s length” terms with respect to any Presley Music, provided, however, that nothing contained in this Agreement shall be construed as obligating Licensor or one of its Affiliates to (i) violate any fiduciary obligations it has to writers, co-publishers, co-owners and the like of Presley Music, (ii) actually negotiate the terms for the Consents required to be secured hereunder, (iii) grant rights to Licensee where to do so would violate the approval or consents rights of a third party, or (iv) grant rights to Licensee broader than or otherwise inconsistent with the rights granted to Licensee and restrictions imposed upon Licensee elsewhere in this Agreement.

Section 5.02  Other Third Party Owned IP.  Except for the specific rights granted hereunder with respect to the use by Licensee of the Licensor Owned IP, this Agreement does not grant Licensee any rights to license, use and/or exploit any intellectual property owned or controlled by third parties, including certain intellectual property related to Elvis Presley, such as photographs, audiovisual materials (e.g., films and television programs in which Elvis Presley appeared and/or performed in), artwork, and certain musical compositions and/or sound recordings of music recorded by Elvis Presley (collectively, “Third Party Elvis-Related Materials”). Licensee shall be solely responsible for procuring Consents required in connection with the license, use, and/or exploitation of all third party owned intellectual property, including Third Party Elvis-Related Materials, provided that, subject to Section 11.01, Licensor shall have the right to consent to the use of Third Party Elvis-Related Materials at any of the Elvis Properties. Licensee shall obtain all Consents required by unions and/or guilds having jurisdiction, as well as the copyright owners of, or other rights holders (such as privacy and publicity rights holders), in any third party trademarks, photographs, audiovisual materials, motion pictures, television programs, master recordings, musical compositions, and artwork to be embodied in, or otherwise used at or in connection with the Elvis Properties and/or the manufacture and sale of Elvis Property-themed Merchandise related thereto. Licensor agrees to use reasonable best efforts to assist Licensee in procuring any Consents required by Licensee under this Agreement with respect to the license, use, and/or exploitation of Third Party Elvis-Related Materials including advising Licensee, to the extent known, of the parties that need to be contacted for such Consents and making introductions for Licensee where Licensor has an existing relationship, provided, however, that nothing contained in this Agreement shall be construed as obligating Licensor to (i) violate any fiduciary obligations it has to any third parties of Third Party Elvis-Related Materials, (ii) actually negotiate the terms for the Consents, (iii) grant rights to Licensee where to do so would violate the approval or consents rights of a third party, or (iv) grant rights to Licensee broader than or otherwise inconsistent with the rights granted to Licensee and restrictions imposed upon Licensee elsewhere in this Agreement.

Section 5.03  Third Party IP Clearances.  In connection with the use and exploitation of Licensor Owned IP, Licensor may determine that it may need to seek clearances from third parties where Licensor Owned IP may be subject to intellectual property rights, including privacy and publicity rights, of third parties which rights are embodied in such Licensor Owned IP, including in certain Photos and Audiovisual Works (“Third Party IP Clearances”) (e.g., a photograph of Elvis Presley together with Frank Sinatra). Licensee shall be solely responsible for procuring all Third Party IP Clearances. Licensor agrees to use reasonable best efforts to assist Licensee in procuring any Third Party IP Clearances, including advising Licensee, to the extent known, of the parties that need to be contacted for such Third Party IP Clearances, and making introductions for Licensee where Licensor has an existing relationship, provided, however, that nothing contained in this Agreement shall be construed as obligating Licensor to (i) violate any fiduciary obligations it has to any third parties, (ii) actually negotiate the terms for the Third Party IP Clearances, (iii) grant rights to Licensee where to do so would violate the approval or consents rights of a third party, or (iv) grant rights to Licensee broader than or otherwise inconsistent with the rights granted to Licensee and restrictions imposed upon Licensee elsewhere in this Agreement.

Article 6

MEMPHIS DEVELOPMENT AND OTHER PROJECTS

Section 6.01  Right to Construct First Memphis Hotel.  Licensor grants Licensee the option to design, construct, and operate the first new hotel on or contiguous to the Graceland property in Memphis, Tennessee from and after the date hereof either as part of the Masterplan or otherwise (whether or not such hotel is an Elvis Presley-themed Hotel) (the “First Memphis Hotel”). Licensee shall exercise said option in writing to Licensor within six (6) months from the Effective Date, or Licensee shall lose the right to construct the First Memphis Hotel. If Licensee exercises said option, and the construction of the First Memphis Hotel has not begun by the later of twenty four (24) months from the effective date of this Agreement or twelve (12) months after Licensor has made the land available for development of the First Memphis Hotel, Licensee shall lose the right to construct the First Memphis Hotel but shall not be liable to Licensor for any damages as a result of not constructing the First Memphis Hotel, nor shall it have any other effect on this Agreement. Licensor shall obtain and assign to Licensee fee title to the land for the First Memphis Hotel unless there is a compelling reason that such fee title cannot be obtained and Licensee is advised of such reason. If Licensor is unable to obtain fee title to the First Memphis Hotel land, then Licensor shall obtain and assign to Licensee a lease to such land in form and substance reasonably acceptable to Licensee, with a term that is not less than ninety-nine (99) years. Licensor shall have the right to decide the location of the First Memphis Hotel in consultation with Licensee. Licensor shall be solely responsible for removing any tenants located at any property in which the First Memphis Hotel will be built, and the land shall not be considered “available for development” as provided above until such tenants have been removed.

Section 6.02  First Phase Government Funding and Tax Abatements.  Any government funding and/or tax abatements provided to Licensor or Licensee or any of their Affiliates for the first phase of the Masterplan or otherwise shall be shared by Licensor and Licensee to the extent permissible under applicable law and to the extent such government funding and/or tax abatements are related to the development of properties, including hotels, surrounding the Graceland property (i.e., such funding or abatement is not related to the expansion of the Graceland museum).

Section 6.03  Subsequent Memphis Hotels.  Provided Licensee has exercised the option and constructed the First Memphis Hotel in accordance with Section 6.01, Licensor grants Licensee the option to design, construct, and operate subsequent new hotels on or contiguous to the Graceland property in Memphis, Tennessee from and after the date hereof either as part of the Masterplan or otherwise (whether or not the hotels are an Elvis Presley-themed Hotel) (the “Subsequent Memphis Hotels”). Licensee must exercise said option in writing to Licensor within six (6) months from the opening of the First Memphis Hotel or Licensee shall lose the right to construct the Subsequent Memphis Hotels. If Licensee exercises said option, and if the construction of the Subsequent Memphis Hotels have not begun by the later of twenty four (24) months from the opening of the first Memphis Hotel or twelve (12) months after Licensor has made the land available for development of the Subsequent Memphis Hotels, Licensee shall lose the right to construct the Subsequent Memphis Hotels but shall not be liable to Licensor for any damages as a result of not constructing the Subsequent Memphis Hotels nor shall it have any other effect on this Agreement. Licensor shall have the right to decide the location of any of the Subsequent Memphis Hotels in consultation with Licensee. Licensor shall be solely responsible for removing any tenants located at any property in which the Subsequent Memphis Hotels will be built, and the land shall not be considered “available for development” as provided above until such tenants have been removed.

Section 6.04  Second Phase Government Funding and Tax Abatements.  Any government funding and/or tax abatements provided to Licensor or Licensee or any of their respective Affiliates for the second phase of the Masterplan or otherwise shall be shared by Licensor and Licensee to the extent permissible under applicable law and to the extent such government funding and/or tax abatements are related to the development of properties, including hotels, surrounding the Graceland property (i.e., such funding or abatement is not related to the expansion of the Graceland museum).

Section 6.05  Elvis Presley-themed Hotel in Memphis.  Licensee acknowledges that at least one (1) of the Memphis hotels constructed by Licensee under this Article 6, if any, shall be an Elvis Presley-themed Hotel.

Section 6.06  EPE Heartbreak Hotel.  Notwithstanding any of the foregoing, including Licensee’s exclusive rights under Section 2.01, Licensee acknowledges that Licensor reserves all rights to continue to operate the EPE Heartbreak Hotel and use the mark “HEARTBREAK HOTEL” in connection therewith, until such time that Licensor and Licensee agree in good faith (upon Licensee’s exercise of its option either with respect to the First Memphis Hotel or the Subsequent Memphis Hotels), that such hotel shall be re-branded, re-developed, destroyed, or replaced with a new hotel constructed and operated by Licensee or its Project Company under the mark “HEARTBREAK HOTEL”. If the parties decide that the EPE Heartbreak Hotel shall not be re-branded, re-developed, destroyed, or replaced with a new hotel constructed and operated by Licensee under the mark “HEARTBREAK HOTEL”, Licensor and its Affiliates may continue to operate and receive all revenue from the EPE Heartbreak Hotel.

Section 6.07  Sharing of Costs Subsequent to Development of Hotels.  The parties shall discuss in good faith the sharing of costs and responsibilities relating to infrastructure (e.g., driveways, easements, municipal services) that affect both Licensor and Licensee properties, and the efforts and responsibilities for the marketing and promotion of such properties in Memphis, Tennessee.

Article 7

ROYALTY AND PAYMENTS

Section 7.01  Gross Revenues.  Licensee shall pay to Licensor royalties in respect of all Gross Revenues derived from any and all sources in connection with the Elvis Properties, in accordance with the terms and provisions set forth in this Article 7. All sales by Licensee of any goods or services to any Licensee Related Party, including all inter-company transactions, shall be carried on Licensee’s books of account at the full regular wholesale price charged to unrelated third parties, and Licensee shall account for and pay royalty payments on all such sales as if they occurred on an arms-length basis to an unrelated party. For the avoidance of doubt, amounts received by Licensee in respect of the sale, financing or other disposition of an Elvis Property shall not be included in Gross Revenues.

Section 7.02  Comps.  Licensee shall be permitted to distribute commercially reasonable quantities of Elvis Property-themed Merchandise, food, beverages, liquor, room and board, tickets, or other items free of charge, in a manner consistent with industry custom and practice without incurring any obligation to pay royalties thereon under this Agreement, provided that the value of such items does not exceed five percent (5%) of the Gross Revenues derived therefrom during the year in which such distributions occurred. In the event the value of such items that are distributed free of charge exceeds five percent (5%) of the Gross Revenues derived therefrom during the year in which such distributions occurred, Licensee shall pay royalties on the excess of such value over five percent (5%) in accordance with this Agreement.

Section 7.03  Elvis Property Royalties.  Except as otherwise provided in this Article 7, Licensee shall pay to Licensor a royalty of three percent (3%) of any and all Gross Revenues derived from the Elvis Properties, including the First Memphis Hotel and the Subsequent Memphis Hotel, or the operation thereof, or from activities, services, products or other sources at, from, or in connection therewith. To the extent Licensee pays a fee to a third party to establish or supervise such third party’s Food and Beverage Outlet, Lounge, Spa and/or Retail Store on the Elvis Property (e.g., a fee paid to Jean Georges to establish a restaurant at an Elvis Property), the Gross Revenues derived therefrom shall be excluded from Gross Revenues for the purpose of computing royalties, up to an amount not to exceed ten percent (10%) of Licensee’s total Gross Revenues for the applicable calendar year.

Section 7.04  Gaming Royalty.  To the extent not prohibited by applicable law and would not require Licensor to be licensed, Licensee shall also pay to Licensor a royalty of three percent (3%) of Gross Revenue derived from gambling at each Elvis Property. If payment to Licensor of such royalties is prohibited by law or would require Licensor to be licensed, Licensee shall instead pay to Licensor a certain royalty per square foot (the “Base Casino Royalty”) of Casino floor for each Casino located in Las Vegas, Nevada, with the dollar amount per square foot to be determined by an independent third party acceptable to Licensor and Licensee within sixty (60) days after the Effective Date, and thereafter adjusted annually (from the Effective Date) on the basis of the Consumer Price Index as issued by the US Bureau of Labor Statistics. For each Casino located outside Las Vegas Nevada where payment to Licensor of royalties based on Gross Revenues is prohibited by law, Licensee shall instead pay to Licensor a royalty of X dollars per square foot, where:

X= (inflation adjusted Base Casino Royalty) * Y/Z

where

Y = average gaming floor revenue for the applicable Casino location in the previous year

Z = Las Vegas average gaming floor revenue in the applicable year

Section 7.05  Elvis Property-themed Merchandise.  Licensee shall pay to Licensor a royalty of ten percent (10%) of any and all Gross Revenues derived from the sale of Elvis Property-themed Merchandise. Such royalty in respect of particular Elvis Property-themed Merchandise shall accrue when such merchandise is sold, shipped, delivered, billed and/or paid for, whichever occurs earlier. Gross Revenues derived from the sale of Elvis Property-themed Merchandise shall not be included in the computation of Gross Revenues for purposes of determining royalties payable to Licensor under Section 7.03.

Section 7.06  Royalty Payments with Respect to Elvis Presley-Themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores Operated by Third Parties.  Subject to obtaining Licensor’s approval under Section 11.06, Licensee shall pay to Licensor a royalty up to three percent (3%) (but if a lower percentage is actually received by Licensee, then such lower percentage subject to Licensor’s consent) of any and all gross revenues derived from any Elvis Presley-themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores operated by third parties and/or co-branded with third party names and/or marks (e.g. Elvis Presley-themed Hard Rock Café, Elvis Presley-themed Johnny Rockets, Elvis Presley-themed Equinox Gym). Such royalty shall be based upon the total gross revenues generated from the Elvis Presley-themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores (not merely the portion or percentage thereof received by Licensee). Licensee shall retain all royalties based on gross revenues above three percent (3%). Neither (x) rent payable by such third parties to Licensee or (y) gross revenues derived from the Elvis Presley-themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores operated by third parties and/or co-branded with third party names and/or marks shall be included in the computation of Gross Revenues for purposes of determining royalties payable to Licensor under Section 7.03.

Section 7.07  Sponsorships, Commercial Tie-Ins, and Co-Branding Opportunities.  Licensor’s royalty with respect to any Gross Revenues from any third party sponsorships, commercial tie-ins and co-branding opportunities (e.g., if a third party pays fees for their name or trademark to be associated with an Elvis Property) shall be negotiated in good faith by Licensor and Licensee at the time such sponsorship is permitted hereunder, if at all, pursuant to Section 13.05a).

Section 7.08  Guaranteed Minimum Royalties.  Licensee shall pay Licensor the below guaranteed minimum royalties for each calendar year within thirty (30) days of the end of such calendar year (i.e., by January 30th of the immediately following year) during the Term (“Guaranteed Minimum Royalties”), except that the Guaranteed Minimum Royalty for the calendar year ending December 31, 2007 shall be due upon the earlier of (i) the date of Licensee’s receipt of funds from the closing of the Rights Offering and, if required, the Back-Stop (each as defined in the Membership Interest Purchase Agreement dated as of June 1, 2007 by and among Licensee, Licensor, and Flag Luxury Properties, LLC) or (ii) December 1, 2007. The Guaranteed Minimum Royalty shall be non-refundable but actual royalties paid during the applicable calendar year shall be applied against the Guaranteed Minimum Royalty. Notwithstanding any of the foregoing, any direct payments made by a Project Company or other Person that holds a Site License to Licensor shall be applied against the Guaranteed Minimum Royalties due to Licensor hereunder.

Calendar Year	Amount

Calendar year ending December 31, 2007	$ 9,000,000
Calendar year ending December 31, 2008	$ 9,000,000
Calendar year ending December 31, 2009	$ 9,000,000
Calendar year ending December 31, 2010	$18,000,000
Calendar year ending December 31, 2011	$18,000,000
Calendar year ending December 31, 2012	$18,000,000
Calendar year ending December 31, 2013	$22,000,000
Calendar year ending December 31, 2014	$22,000,000
Calendar year ending December 31, 2015	$22,000,000
Calendar year ending December 31, 2016	$22,000,000
Every calendar year thereafter during the Term	The Guaranteed Minimum Royalty for the immediately previous calendar year plus five percent (5%)

Section 7.09  Royalty Payments.  Licensee shall calculate the royalties due hereunder based upon Gross Revenues in quarterly periods ending on the last days of March, June, September, and December of each calendar year, and shall pay the royalty payment then due within thirty (30) days of the end of such quarterly period. To the extent that the royalties paid hereunder during any calendar year are less than the Guaranteed Minimum Royalty for the applicable calendar year, Licensee shall pay such shortfall with the payment due January 30 of the following calendar year. Termination of this Agreement shall not relieve Licensee from its royalty payment obligations with respect to royalties accruing during the Term or the Unbranding Period. Further, in the event of any termination of this Agreement, including without limitation any termination pursuant to Section 23.03, Licensee shall pay to Licensor a pro-rated Guaranteed Minimum Royalty calculated as (i) the total Guaranteed Minimum Royalty for the calendar year in which such termination occurs, (ii) divided by 365, (iii) multiplied by the number of days that have elapsed in such calendar year through the date of termination. All actual royalties paid for such calendar year through the date of termination shall be applied against such pro-rated Guaranteed Minimum Royalty. To the extent that the royalties paid hereunder for such calendar year through the date of termination are less than the pro-rated Guaranteed Minimum Royalty for such calendar year, Licensee shall pay such shortfall to Licensor within thirty (30) days after the date of termination.

Section 7.10  Royalty Reports.  With each royalty payment, Licensee shall furnish Licensor by way of electronic reporting forms (“Royalty Reports”) a complete and accurate statement of royalties containing reasonably detailed information regarding the calculation of royalties payable hereunder, including information as to the number, description, selling price, and Gross Revenues in respect of all lodging and amenities, food, beverages, liquor, tickets to Entertainment Attractions, rent, sponsorships, and other activities or items in respect of which royalties are payable hereunder, and any other additional information as Licensor may request from time to time. Such Royalty Reports shall be furnished to Licensor whether or not any royalties are payable during the preceding quarterly period. Royalty Reports will be certified true and correct by a duly authorized officer of Licensee (e.g., the Chief Financial Officer) by entering the required information on the certification line contained on the electronic form. Licensor shall have the right, upon thirty (30) days advance written notice to Licensee, to make reasonable changes to the Royalty Report form, provided that such changes are also made to royalty reporting forms used generally by other licensees of Licensor.

Section 7.11  Method of Payment and Royalty Reports.  All Royalty payments, Royalty Reports, other payments and any applicable interest shall be made payable to Licensor, either by check or utilizing electronic bank transfer paid, on behalf of Licensor, to:

Elvis Presley Enterprises, Inc.
P. O. Box 2082
Memphis, TN 38101-2082

Licensee shall send royalty reports electronically to:

royalty@elvis.com

Section 7.12  Currency and Offsets.  All amounts to be paid by Licensee to Licensor under this Agreement shall be payable in United States currency and made without deduction for taxes (including withholding taxes), levies, duties, imports, commissions, expenses or charges of any kind. Wire transfer fees as well as all other bank fees related to any payments required to be made by Licensee under this Agreement shall be the sole expense of Licensee, so that Licensor shall receive the full amount of all payments without reduction. If any inconsistencies or mistakes are discovered in such Royalty Report or royalty payments, they shall immediately be rectified and the appropriate payment shall be made by Licensee if an underpayment was made by Licensee. All of Licensee’s obligations under this Article 7 shall be performed without any right of Licensee to invoke set-offs, deductions and other similar rights. Neither the receipt nor acceptance by Licensor of any royalty payments (including the cashing of any royalty checks hereunder) or Royalty Reports shall prevent Licensor from subsequently challenging the accuracy or validity of such royalty payment or Royalty Report.

Section 7.13  Late Payments.  Any past due amount by Licensee whether due pursuant to this Article 7 or any other Section in this Agreement shall bear interest at the then current prime rate plus three percent (3%) per annum as quoted in The Wall Street Journal, which is applicable from the due date until the date of payment. Any outstanding amount found in an audit pursuant to Section 8.02 shall be deemed a “late payment” and shall be subject to the interest described herein.

Section 7.14  Monetary Conversions.  If any currency conversions are required under this Agreement, Licensee agrees that all currency conversions shall be made by utilizing the exchange rate in effect on the due date for any such payment as reported in The Wall Street Journal. The cost of conversion of all local currencies into U.S. currency shall be the sole expense of Licensee. Any cost of conversion built into a bank’s exchange rate must be accounted for with a corresponding increase in the amount being converted so that all the costs of conversion of all currencies, as well as wire transfers or other bank fees, shall be the sole expense of Licensee, so that Licensor shall receive the full amount of payments without reduction.

Section 7.15  Withholding Taxes.  If any income, stamp or other taxes, levies, impost, duties, charges, fees, deductions or withholdings are now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (such amounts hereinafter referred to as a “Tax” or “Taxes”) are required to be withheld from any amounts payable to Licensor under this Agreement, the amounts so payable to Licensor shall be increased to the extent necessary to yield to such Licensor (after the payment of all such amounts required to be withheld) the amounts specified in this Agreement. Notwithstanding the immediately preceding provision, the Licensee shall not be required to increase any such amounts payable to Licensor (i) with respect to net income taxes imposed on Licensor as a result of a connection between Licensor and the jurisdiction of the governmental authority imposing such Taxes or (ii) Taxes that are attributable to Licensor’s failure to comply with the requirements of this Section 7.15, provided that the Licensee has complied with the requirements of Section 7.16.

Section 7.16  Exemptions.  If Licensor is entitled to an exemption from or reduction of taxes that are otherwise required to be withheld by the Licensee under the law of the jurisdiction in which the Licensee is located, or under any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Licensor shall deliver to the Licensee, as reasonably requested in writing by the Licensee, such documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that Licensor is legally entitled to execute and deliver such documentation and such execution or submission in Licensor’s judgment would not materially prejudice the legal position of Licensor. Whenever any Taxes are payable by or on behalf of Licensor, the Licensee shall timely pay such amounts to the appropriate governmental authority and as promptly as possible thereafter the Licensee shall send to Licensor documentation sufficiently evidencing the payment of such Taxes or other documentation as is reasonably requested by Licensor.

Section 7.17  Licensee’s Expenses.  Except as otherwise expressly provided herein, all acts, duties, obligations and responsibilities of Licensee under this Agreement shall be at Licensee’s sole cost and expense. No costs of any kind, paid or incurred, directly or indirectly, by Licensee or any person or entity associated with Licensee, any amounts reimbursed by Licensee to Licensor, or any other activities of Licensee hereunder, shall be recouped, deducted or otherwise charged to Licensor or against any amounts owed to Licensor under this Agreement.

Section 7.18  Buy-Out.  Notwithstanding any of the foregoing, Licensee may buy-out all royalty payments, including the payment of any Guaranteed Minimum Royalties for a one (1)-time payment of four hundred fifty million dollars ($450,000,000) by (i) notifying Licensor in writing that it desires to buy-out its remaining royalty payments (the “Buy-Out”), and (ii) exercising the buy-out rights under Section 6.17 of the License Agreement dated as of the date hereof, between Muhammad Ali Enterprises LLC and Licensee. Licensee shall have the option of exercising the Buy-Out commencing on the Effective Date and ending on the eighth (8th) anniversary of the opening of the first Elvis Presley-themed Hotel. Notwithstanding the foregoing, other than as provided for below, the Buy-Out shall not relieve Licensee of its other non-financial obligations under this Agreement, nor shall the Buy-Out have any effect on any revenues derived by Licensor from the operation of an Elvis Experience pursuant to Article 15. Upon exercise and consummation of the Buy-Out, neither Licensee nor any Licensee Related Party shall have any further obligations to pay royalties to Licensor under this Agreement other than pursuant to Sections 7.06, 7.07 and 7.19 (to the extent an Authorized Elvis Entertainment Attraction is at one of the Elvis Properties and a license fee or percentage of gross revenues is required, or where Licensor is the owner of any Presley Music or other rights not licensed hereunder).

Section 7.19  Additional Payments.  In addition to its obligation to pay royalties in accordance with the foregoing, Licensee shall, except as expressly provided otherwise in this Agreement, be solely responsible for paying any and all royalties, fees, and other sums payable in connection with any activities engaged in or services provided by Licensee, any Licensee Related Party, or any third party at any Elvis Property hereunder, or any merchandise or other products manufactured and sold or otherwise exploited hereunder, including all amounts payable to Licensor in connection with any Presley Music and any third party in connection with the licensing of any Third Party Elvis-Related Materials, including any and all amounts payable to unions and guilds, performing rights societies, publishers, artists, record companies, film studios, and owners of television programs or footage.

Article 8

RECORDS RETENTION AND AUDITS

Section 8.01  Records.  Licensee shall keep in its possession or under its control accurate records covering all transactions relating to this Agreement. Records shall include, but not be limited to, invoices, purchase orders, correspondence, financial information, hotel occupancy data, inventory records, manufacturing records, quality control and approvals and other information necessary to substantiate that all Royalty Reports submitted to Licensor hereunder were true, complete and accurate, and all royalty payments and other payments due Licensor hereunder shall have been paid to Licensor in accordance with the provisions of this Agreement. All books and records shall be maintained in accordance with generally accepted accounting principles consistently applied.

Section 8.02  Audit.  Licensor shall have the right during business hours and upon no less than ten (10) business days notice to conduct an audit and make copies of all records listed in Section 8.01 above, and to make a physical inventory count of all Elvis Property-themed Merchandise in production and/or storage. If the audit reveals an underpayment of royalty payments, Licensee agrees to immediately pay Licensor any past due royalty payments plus applicable interest. Notwithstanding the foregoing, if the audit reveals a royalty underpayment of five percent (5%) or more, Licensee agrees to reimburse Licensor for all of its out-of-pocket costs and expenses of the audit (in addition to past due royalty payments, plus interest calculated at the then current prime rate plus three percent (3%) per annum as quoted in the Wall Street Journal). Licensor shall invoice Licensee for such audit expenses and Licensee shall pay such invoice within thirty (30) days. Audits may be performed by Licensor’s own employees and/or its designated independent auditor, all of whom shall hold Licensee’s audit information in confidence, pursuant to Article 25, below. Audit information shall only be used for purposes of this Agreement, unless used to judicially enforce obligations of Licensee. The exercise by Licensor, in whole or in part, or at any time or times, of the right to inspect or audit records and accounts or of any other right herein granted shall not stop or prevent Licensor from thereafter disputing the accuracy of any such Royalty Report.

Article 9

ACCOMMODATIONS AND TICKETS

Section 9.01  Reduced Rate Accommodations.  Licensee shall, subject to availability, provide hotel rooms free of charge and for a reasonable number of nights to Licensor’s and its Affiliates’ employees and agents who are visiting any Licensee hotel in connection with Licensor’s performance of this Agreement or the administration of the matters provided herein. For visits not related to this Agreement, Licensee agrees to make available to Licensor’s and its Affiliates’ employees and agents rooms in accordance with Section 9.02.

Section 9.02  Other Discounts.  Licensee shall provide Licensor’s and its Affiliates’ employees (and their immediate families) a discount at any Elvis Property, including Hotels, Food and Beverage Outlets, Lounges, Spas, Entertainment Attractions, Retail Stores, and Elvis Presley-themed Theme Parks, equal to the discount offered to Licensee’s employees.

Article 10

RIGHTS OF APPROVAL GENERALLY

Section 10.01  Exercise of Approval Rights.  In exercising all rights of approval hereunder, Licensor shall take into account the business interests of each of Licensor and Licensee and shall cooperate with Licensee in the furtherance of Licensee’s business objectives. None of the rights of approval hereunder shall be exercised unreasonably, in bad faith or with the intention of frustrating Licensee’s ability to enjoy its rights hereunder.

Section 10.02  General Approval Period.  Except as otherwise expressly provided herein, Licensor shall have ten (10) business days following receipt (pursuant to the approval notice provisions set forth herein) of any request for Licensor’s approval hereunder to approve or disapprove the same. In the event Licensor does not approve or disapprove any such request within such ten (10) business day period, Licensee may resubmit its request for approval in writing, which resubmitted request shall be conspicuously marked that it is the “Second Notice”. Licensor shall have ten (10) business days from Licensor’s receipt of Licensee’s resubmitted request to review and respond in writing to Licensee’s resubmitted request. If Licensor does not respond in writing to such resubmitted request within such ten (10) business day period, then such resubmitted request shall be deemed approved. Any written disapproval by Licensor hereunder shall clearly state the reasons for such disapproval and shall provide Licensee with a reasonable opportunity to cure the basis for such disapproval. In the event of an unwritten disapproval hereunder, Licensor shall, within five (5) days of a written request by Licensee, provide Licensee with a written disapproval clearly stating the reasons for such disapproval and shall provide Licensee with a reasonable opportunity to cure the basis for such disapproval.

Section 10.03  Previously Approved Material.  Once Licensor has approved any use of the Licensor Owned IP in connection with particular Elvis Property-themed Merchandise or in connection with a particular Elvis Property or other particular permitted use hereunder, Licensee shall not be required to seek Licensor’s approval for use of the Licensor Owned IP for a substantially similar use in connection with a different Elvis Property. Notwithstanding the foregoing, any material modification of any previously approved items shall require re-approval by Licensor.

Section 10.04  Licensee Contact.  Licensor shall at all times during the Term designate one or more employees who shall be primarily responsible for communicating with Licensee with respect to approvals requested by Licensee hereunder. If Licensee is required to deliver to Licensor any particular documents, materials, samples or other items in connection with any approval by Licensor, then Licensee shall prepare and deliver same at its own expense.

Section 10.05  Approval Procedures.  Except as otherwise provided for herein, all requests for Licensor’s approval hereunder and all materials to be submitted to Licensor for approval hereunder shall be sent to Licensor at the following address:

Elvis Presley Enterprises, Inc.
3734 Elvis Presley Boulevard
Memphis, TN 38116
Attn: Director of Licensing

With a copy to:

CKX, Inc.
650 Madison Avenue
New York, NY 10022
Attn: Legal Counsel

Section 10.06  Bypass of Procedure.  Notwithstanding anything to the contrary contained herein, Licensee, at its option, may combine or bypass any of the intermediary steps in any approval process hereunder but this shall in no way limit Licensor’s right hereunder to approve the final version of the item or activity concerned prior to its implementation, and Licensee shall solely bear any additional costs incurred as a result of combining or bypassing any such steps. For example, if Licensee desired to sell a particular item of Elvis Property-themed Merchandise, but did not want to first send to Licensor, for its approval, a prototype sample, but instead wished to immediately present to Licensor for its approval the actual production sample of such item, it may do so with the understanding that Licensor shall still have the absolute right to disapprove of such item for sale at the Elvis Properties, and any costs incurred by Licensee in creating such production sample shall be Licensee’s sole responsibility.

Section 10.07  Quality Control Generally.  All use of the Licensor Owned IP by Licensee and the style and appearance of all articles of Elvis Property-themed Merchandise and all packaging, advertising and promotional materials shall be subject to Licensor’s approval to enable Licensor to ensure that Licensor’s quality standards are being maintained. Licensee may not use the Licensor Owned IP in any manner that would disparage or tarnish or dilute the distinctive quality of the Licensor Owned IP or the reputation and goodwill embodied in the Licensor Owned IP or which would reflect adversely on the Licensor Owned IP, Licensor or Elvis Presley, the Presley family, or any of Licensor’s products or services. Licensee shall not use the Licensor Owned IP in any way which is not authorized and approved in advance by Licensor as set forth in this Agreement.

Section 10.08  Right to Suspend Approval Process.  In addition to its other remedies, Licensor reserves the right to suspend the approval process after Licensor has given Licensee notice of material breach of this Agreement, until Licensee has cured the breach.

Section 10.09  Overall Use of Elvis Related IP.  The Elvis Related IP shall not be depicted at any of the Elvis Properties, on any articles of Elvis Property-themed Merchandise, as part of any Elvis Presley-themed Casino, Food and Beverage Outlet, Lounge, Spa, Retail Store, or Theme Park in a manner that would present Elvis Presley in a negative and disparaging light or in a manner that is offensive, immoral, derogatory or in poor taste or that would tarnish the reputation or public image of Elvis Presley and without limiting the generality of the foregoing, neither Licensee or any Licensee Related Party shall take any action (including, by granting any third party any right or license) that could reasonably be expected to associate Elvis Presley, Licensor or any of its Affiliates, the Elvis Properties, or any Elvis Related IP with any activity, product or service set forth on Exhibit E hereto.

Section 10.10  Withholding of Approval Following Buy-Out.  In the event that, following the consummation of the Buy-Out pursuant to Section 7.18, Licensor withholds approval with respect to the exercise by Licensee of the rights granted hereunder other than in compliance with Section 10.01 above, the parties shall endeavor in good faith to resolve any disagreements with respect to such request for approval within ten (10) business days following Licensor’s notice to Licensee of the disapproval. Any such disagreements that have not been resolved at the end of such ten (10) day period shall be submitted to and determined by an arbitrator mutually acceptable to Licensor and Licensee within the following thirty (30) days, which shall be the exclusive means for resolution of such disagreement. The determination of the arbitrator shall be final and binding on the parties, provided, however, that to the extent the arbitrator conclusively determines that Licensor’s withholding of approval was in violation of this Agreement, Licensee shall, in addition to securing the approval that was withheld, be entitled to recover from Licensor (i) any actual, out-of-pocket costs incurred as a direct result of Licensor’s withholding of the approval, including the cost of arbitration, and (ii) any other losses incurred by Licensee as a result of Licensor’s withholding of the approval, including lost profits. Any such arbitration shall be conducted in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). In the event the parties are unable to agree to an arbitrator, such arbitrator shall be selected in accordance with the Rules.

Article 11

APPROVAL OF ELVIS PROPERTIES

Section 11.01  Approval of Design of Elvis Properties.  Licensor shall have the right to approve the design aspects of each Elvis Property that concern or relate to the use of any Elvis Related IP or Artifacts within each Elvis Property, which approval shall not be unreasonably withheld. To the extent Licensor’s approval is required under this Section 11.01, prior to the commencement of any construction, the item(s) for which approval is being sought shall be sent to Licensor. Licensee shall not commence construction of an Elvis Property or use the respective Elvis Related IP in such Elvis Property until it has received Licensor’s written notice that Licensor has approved all the aforesaid materials that relate to the use of the Elvis Related IP and Artifacts (the “Elvis Property Materials”). After Licensor has approved the Elvis Property Materials in writing, Licensee shall then have the right to use the Elvis Related IP in accordance with the Elvis Property Materials. Licensor’s re-approval shall be required in connection with any material modifications or alterations in the construction of the Elvis Property that affect Licensee’s use of the Elvis Related IP or Artifact after commencement of construction, or modifications to Licensee’s use of the-Elvis Related IP and Artifacts within each Elvis Property.

Section 11.02  Consultation on Overall Design of Each Elvis Property.  Licensee shall reasonably consult with Licensor regarding concepts for the overall design of any Elvis Property and shall make available to Licensor reasonably detailed descriptions, drawings, blueprints and models (if available) of the design of any Elvis Property, and such other items as Licensor may reasonably request in connection therewith (if available). Notwithstanding the foregoing, other than the use of the Elvis Related IP as embodied in the design of the Elvis Property, all such design elements shall be within the sole control and final approval of Licensee, subject to the reasonable consultation with Licensor. For example, Licensor shall have no right to approve the architecture, landscaping, structural, electrical, and/or mechanical elements of the Elvis Property, including the underground foundation, electrical wiring, duct work, or structural support, or the layout or design of an element of the Elvis Property that does not incorporate any of the Elvis Related IP or Artifacts (e.g., the design of a Generic hotel room or Food and Beverage Outlet).

Section 11.03  Site Inspection.  Licensor’s Representatives shall have the right, at their election, to inspect the construction site of any of the applicable Elvis Property or Elvis Properties from time to time upon reasonable notice to Licensee, provided that any failure to make any such inspection or make any objections in connection with any inspection shall not constitute a waiver of any of Licensor’s rights or remedies hereunder.

Section 11.04  Elvis Presley-Themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores Operated by Licensee.  Subject to the approval procedure set forth in Section 11.04, Licensor shall have the right to approve the theme, name, and all uses of the Elvis Related IP in connection with each Elvis Presley-themed Food and Beverage Outlet, Lounge, Spa, and Retail Store operated at any of the Elvis Properties, such approval not to be unreasonably withheld.

Section 11.05  Elvis Presley-Themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores Operated by Third Parties.  Subject to Licensor’s prior written consent, which consent shall be solely at Licensor’s discretion, Licensee may permit a third party to establish solely at an Elvis Property an Elvis Presley-themed Food and Beverage Outlet, Lounge, Spa, or Retail Store co-branded with third party intellectual property (e.g., Elvis Presley-themed Hard Rock Café, Elvis Presley-themed Johnny Rockets, Elvis Presley-themed Equinox Gym).

Section 11.06  Elvis Presley-Themed Food and Beverage Outlets, Lounges, Spas, and Retail Stores Operated by Licensor.  If Licensee and Licensor agree to the establishment by Licensor, an Affiliate, or a business partner of Licensor, of an Elvis Presley-themed Food and Beverage Outlet, or Retail Store at one or more Elvis Properties (e.g., a “direct from Graceland merchandise store”), the terms and conditions between Licensor and Licensee governing the same (including the amount of rent to be paid to Licensee in connection therewith) shall be negotiated by the parties in good faith on an arms-length basis.

Section 11.07  Entertainment Attractions.  Licensee agrees to consult with Licensor in good faith on the type of Entertainment Attractions and performers at any of the Elvis Properties, provided that Licensee’s decision shall be final with respect to the type of Entertainment Attractions and performers at each Elvis Property. Notwithstanding the foregoing, Licensor shall have the right to approve in advance the placement of any Authorized Elvis Presley-themed Entertainment Attraction at any of the Elvis Properties, which consent shall not be unreasonably withheld, and subject in all respects to any restrictions that Licensor may have pursuant to its agreements with Cirque Du Soleil, upon Licensor’s approval of an Authorized Elvis Presley-themed Entertainment Attraction at an Elvis Property, Licensor shall use reasonable best efforts to assist Licensee with obtaining the rights, through contract or license, to perform such Authorized Elvis Presley-themed Entertainment Attraction. Licensee acknowledges that it will not establish or contract with third parties to establish any Entertainment Attractions that will reflect adversely upon Licensor or the Licensor Owned IP or is in bad taste.

Section 11.08  General Conditions of Elvis Properties.  Licensee shall cause the Elvis Properties and all Casinos, Food and Beverage Outlets, Lounges, Spas, Entertainment Attractions, and Retail Stores and other establishments contained within the Elvis Properties to be maintained in good condition and working order at all times during the Term hereof (subject to closures for maintenance or otherwise in the ordinary course of business). Without limiting the generality of the foregoing, Licensee shall from time to time continue to update and upgrade the Elvis Properties and the attractions contained therein as Licensee deems necessary in its reasonable business judgment.

Section 11.09  Generic Property Elements.  Licensee may establish, or contract with third parties to establish, Generic Food and Beverage Outlets, Lounges, Spas, and Retail Stores throughout any of the Elvis Properties as provided for in Article 2 hereunder (e.g., Hard Rock Café, Mortons, Canyon Ranch Spa, Banana Republic), provided that Licensee shall first consult with Licensor in good faith regarding such Food and Beverage Outlets, Lounges, Spas, and Retail Stores and the identification of third parties, provided further that with respect to the establishment of such Generic Food and Beverage Outlets, Lounges, Spas, and/or Retail Stores, Licensee’s decision shall be final. Notwithstanding the foregoing, Licensee acknowledges that it will not establish or contract with third parties to establish any Generic Food and Beverage Outlet, Lounge, Spa and/or Retail Store that predominantly offers goods and services in association with any of the activities listed in Exhibit E hereto or otherwise that would reflect adversely upon Licensor, the Presley family or the Licensor Owned IP, is in bad taste, or is otherwise inappropriate for sale at any of the Elvis Properties (e.g., a pornography store).

Section 11.10  Incidental Goods and Services.  Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that the incidental offering of goods or services cited on Exhibit E by a business located at an Elvis Property that is not primarily in the business of offering such goods or services (e.g., the sale of cigarettes and over-the-counter medicines at a convenience store, the sale of cigars at a lounge, or the offering of weight loss treatments at a Spa) shall not be a violation of this Agreement.

Article 12

MERCHANDISE APPROVAL AND RIGHTS

Section 12.01  Submission of Materials.  Prior to any sale, marketing, promotion or distribution of any of the Elvis Property-themed Merchandise, Licensee, at its expense, shall submit to Licensor all items, including, without limitation, products, product samples, packaging, labeling, point of sale materials, sales materials, and advertising and marketing materials bearing the Licensor Owned IP and/or Creations, and if such items are in a foreign language, certification that the translations of such items are accurate, for Licensor’s advance written approval, in Licensor’s reasonable discretion, at all stages listed below.

Concept	Rough sketches or layout concepts;
Prototype	Prototypes or finished artwork; and
Final	Pre-production sample.

Section 12.02  Approval Procedures.  The following rules shall apply to all stages of the approval process, including without limitation, Concept, Prototype, and Final:

a) Licensee shall not make any use of, sell, advertise, or distribute any items listed in Section 12.01 prior to Licensor granting final written approval in accordance with the provisions of Article 11 which, for the avoidance of doubt, are the following: except as otherwise expressly provided herein, Licensor shall have ten (10) business days following receipt (pursuant to the approval notice provisions set forth herein) of any request for Licensor’s approval hereunder to approve or disapprove the same. In the event Licensor does not approve or disapprove any such request within such ten (10) business day period, Licensee may resubmit its request for approval in writing, which resubmitted request shall be conspicuously marked that it is the “Second Notice”. Licensor shall have ten (10) business days from Licensor’s receipt of Licensee’s resubmitted request to review and respond in writing to Licensee’s resubmitted request. If Licensor does not respond in writing to such resubmitted request within such ten (10) business day period, then such resubmitted request shall be deemed approved.

b) Licensor, in its reasonable discretion, reserves the right to reject an item approved at a prior stage if in its physical form it does not meet Licensor’s marketing standards or materially departs from the approved sample;

c) In the event of any material modification or change in quality of the items, whether during the approval process or after final approval has been granted, such items shall be re-submitted to Licensor for approval;

d) Licensee shall disclose all sources for any artwork not supplied by Licensor or an employee of Licensee; and

e) No facsimile transmissions will be accepted for approval. Notwithstanding the foregoing, submissions by e-mail will be accepted for approval, provided that Licensee simultaneously sends Licensor a physical copy of same.

Section 12.03  No Waivers.  Approvals granted by Licensor under this Article 12 shall extend only to Licensee’s use of the Licensor Owned IP, Creations, or Licensor’s artwork and/or designs provided to Licensee. The provisions for indemnity under this Agreement and Licensee’s other obligations shall not be waived by approval of the Elvis Property-themed Merchandise by Licensor.

Section 12.04  Quality Control.  All articles of Elvis Property-themed Merchandise shall be of good quality (which quality shall be comparable to that of similar goods manufactured, sold, and distributed by Licensor and/or any of its third party licensees) consistent with the standing of the Licensor Owned IP, and shall be free of defects in design, materials and workmanship. Licensee shall manufacture the articles of Elvis Property-themed Merchandise in accordance with the approved designs, materials, tolerances of manufacture and assembly, testing and packaging specifications approved by Licensor.

Section 12.05  Compliance with Applicable Law.  All Elvis Property-themed Merchandise shall be manufactured, sold, labeled, packaged, distributed and advertised, and all elements of the operation of the Elvis Properties shall be, in accordance with all applicable laws, regulations and import and export controls in the applicable territory including, without limitation, all child-safety laws and regulations in each legal jurisdiction within the applicable territory.

Section 12.06  Right to Inspect.  Licensee agrees to promptly furnish Licensor with the addresses of Licensee’s production facilities for the Elvis Property-themed Merchandise and the names and addresses of each manufacturer, if any, which is producing each item of the Elvis Property-themed Merchandise for Licensee. Licensor shall have the right, upon reasonable notice and during regular business hours, at its own expense to make inspections of any production facilities where any of the Elvis Property-themed Merchandise, or any components thereof, are being manufactured to determine whether Licensee and/or Licensee’s manufacturer is adhering to the requirements of this Agreement relating to the nature and quality of the Elvis Property-themed Merchandise and the use of the Licensor Owned IP in connection therewith.

Section 12.07  Seconds and Disposals.  Licensee shall not sell, market, distribute or use for any purpose any Elvis Property-themed Merchandise or promotional, advertising and packaging material relating to the Elvis Property-themed Merchandise which are Seconds. Licensee shall destroy such Seconds unless Licensor, in its sole discretion, provides Licensee with express written instructions to otherwise dispose of such Seconds. All products, product samples, packaging, labeling, point of sale, sales materials and advertising bearing Licensor Owned IP produced by Licensee which are not suitable for use or sale pursuant to this Agreement shall be promptly destroyed.

Section 12.08  Labeling Requirements.  Licensee shall cause to appear on all Elvis Property-themed Merchandise produced hereunder and on their tags, packaging, advertising and promotional materials such brand names, legends, markings and legal notices as Licensor may request from time to time, including, without limitation, trademark and copyright notices. Licensee shall place its own name or identifying mark, including where applicable, the Licensee Owned IP, on the Elvis Property-themed Merchandise or on their packaging in an inconspicuous manner so that Licensor can readily identify the source of the Elvis Property-themed Merchandise. Licensee shall include at least one of the hologram security products available from OpSec as described on Exhibit F on the Elvis Property-themed Merchandise and/or its packaging. Before using or releasing any such material, Licensee shall submit to Licensor, for its approval, finished artwork for Elvis Property-themed Merchandise, tags, labels, packaging, and advertising and promotional materials embodying the labeling requirements specified herein which shall not be used or released prior to Licensee’s receipt of Licensor’s prior written approval as specified in this Article 12. Without limiting the generality of the foregoing, until such time as Licensor otherwise directs Licensee, the following legends shall appear at least once on each item of Elvis Property-themed Merchandise including all packaging and promotional materials:

“ELVIS, ELVIS PRESLEY, and HEARTBREAK HOTEL [or other Marks utilized] are trademarks of Elvis Presley Enterprises, Inc.© Elvis Presley Enterprises, Inc.”

Any Elvis Property-themed Merchandise that incorporates a Joint Logo and Name shall also include a legal notice of Licensee with respect to Licensee’s trademarks incorporated in the Joint Logo and Name. For example, for “Heartbreak Hotel at Park Central”:

“HEARTBREAK HOTEL is a trademark of Elvis Presley Enterprises, Inc., PARK CENTRAL is a trademark of FX Luxury Realty LLC.”

Section 12.09  Manufacturer’s Agreement.  Licensee shall not contract with any manufacturer without Licensor’s authorization. In the event that Licensee desires to have a manufacturer produce one or more articles of Elvis Property-themed Merchandise, Licensee shall provide Licensor with the name, address, telephone number and name of the principal contact of the proposed manufacturer. Licensor must approve any manufacturer, and the manufacturer must execute in duplicate original an agreement identical to the attached Exhibit G (“Manufacturer’s Agreement”) prior to use of the Licensor Owned IP. Licensee shall deliver the original copies of the Manufacturer’s Agreement signed by Licensee and the proposed manufacturer to Licensor, and Licensee shall obtain Licensor’s signature on the Manufacturer’s Agreements before the manufacture of the Elvis Property-themed Merchandise. Licensor shall advise Licensee of its approval or disapproval of any such manufacturer within ten (10) business days of Licensor’s receipt of the Manufacturer’s Agreement. Failure to respond within such ten (10) business day period shall be deemed approval. In addition, Licensee shall remain fully responsible for ensuring that the products are manufactured in accordance with the terms herein, including approval, and the Licensee shall take the steps necessary to ensure that the manufacturer: (i) produces the product only as and when directed by Licensee; (ii) does not distribute, sell or supply the Elvis Property-themed Merchandise to any person or entity other than Licensee; and (iii) does not delegate in any manner whatsoever its obligations with respect to the Elvis Property-themed Merchandise. Licensor hereby reserves the right to terminate in its reasonable discretion the engagement of any manufacturer for good cause at any time.

Section 12.10  Generic Merchandise.  Licensor shall not have the right to pre-approve Generic Merchandise sold at any of the Elvis Properties. However, if at any time after an item of Generic Merchandise is placed on sale at any of the Elvis Properties, Licensor, after inspecting the same, determines, in good faith and in the exercise of its best business judgment, that such item either reflects adversely upon Licensor or the Licensor Owned IP, or is in bad taste, it may notify Licensee to such effect in writing and Licensee shall cease further sales of such item of Generic Merchandise at all of the Elvis Properties on or after the earlier of (A) one hundred and twenty (120) days after Licensee’s receipt of such notice, or (B) the date on which Licensee sells such last piece of such Generic Merchandise in stock on the day Licensee receives such notice.

Section 12.11  Licensed Elvis Merchandise.  Licensee shall have the right to sell at retail on the grounds of the Elvis Properties (i.e., not on any of the Websites) Elvis Presley-related merchandise, books, artwork, Elvis sound recordings, and videos, including films, documentaries and other Elvis programs that are currently licensed, authorized, or otherwise approved by Licensor (“Licensed Elvis Merchandise”). Licensee shall not be permitted to sell any merchandise, books, artwork, Elvis sound recordings, or videos related to Elvis Presley that are not authorized or approved in advance by Licensor, including merchandise incorporating any of the Elvis Related IP which is (i) bootleg, or (ii) permitted under applicable law but not approved for sale in advance by Licensor at any of the Elvis Properties (e.g., unauthorized artistic works, books, documentaries). Licensee shall not purchase any Elvis Presley-related merchandise from any third party other than those designated by Licensor. To the extent it has the ability to do so, Licensor shall use reasonable best efforts to get its third party licensees to sell Licensed Elvis Merchandise to Licensee on terms at least as good as those given by such third party licensee to any of its customers (including Licensor) such that the Licensee can purchase the Licensed Elvis Merchandise from the third party licensee at a price never to exceed the lowest price offered to any other customer (including Licensor) of the third party licensee and on such other terms that are as good as the most favorable terms given to any other customers of the third party licensee.

Section 12.12  Supplies to Licensor.  Licensee agrees to sell to Licensor the Elvis Property-themed Merchandise in such quantities as Licensor may need in connection with its wholesale and retail activities. All sales by Licensee to Licensor of Elvis Property-themed Merchandise shall be at the lowest wholesale price. Licensee shall have no obligation to pay to Licensor any royalties with respect to such sales.

Section 12.13  Free Samples.  Every calendar year, Licensee shall provide to Licensor, at no cost to Licensor, one hundred (100) promotional items of each article of Elvis Property-themed Merchandise, except for items retailing at fifty dollars ($50.00) or more, in which case Licensee shall provide ten (10) items of such Elvis Property-themed Merchandise. Such merchandise shall not be included in the computation of Gross Revenues under this Agreement.

Article 13

OTHER APPROVAL RIGHTS

Section 13.01  Advertisements.  The form and content of all advertisements (print, television, radio, cinema, Internet), press releases, and other marketing, publicity and promotional materials that utilize any of the Licensor Owned IP, including the form and content of all Websites concerning any of the Elvis Properties, shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld. All advertisements, press releases, or other marketing, publicity, or promotional materials that utilize the Licensor Owned IP (“Publicity Materials”) proposed to be used by Licensee shall be submitted to Licensor together with all copy and/or storyboards, a detailed description of the intended use of such materials, and a description of the specific media in which such materials will be used. Licensor shall have the right to approve the Publicity Materials, such approvals not to be unreasonably withheld. Once Publicity Materials have been approved by Licensor hereunder, Licensee may continue to use such approved Publicity Materials without securing further approvals from Licensor.

Section 13.02  Publications and Promotions.  Licensee shall not advertise any of the Elvis Properties in any publication or communications medium that is reasonably likely to damage the goodwill of the Licensor Owned IP in any way nor shall the Licensor Owned IP be used in any illegal, vulgar, obscene, immoral, unsavory or offensive manner, including without limitation, in connection with or relating to the promotion, sale and/or association with any of the activities listed in Exhibit E hereto. Licensee shall obtain, at its sole cost and expense, all third party consents and approvals necessary in connection with advertising and promotional activities that Licensor does authorize. Licensee acknowledges that Licensor’s approval of Publicity Materials for such advertising will not constitute or imply a representation or belief by Licensor that such Publicity Materials comply with any applicable laws or regulations.

Section 13.03  Approval of New Trademarks and Logos.  Licensor shall have the right to approve any and all new trademarks and logos incorporating any of the Licensor Owned IP to be used at any of the Elvis Properties, which approval shall not be unreasonably withheld (including on Elvis Property-themed Merchandise, in any Publicity Materials, or as the name of, or incorporated in any Elvis Property). If Licensor approves such new trademark or logo, then Licensee shall have the right to use such new trademark or logo strictly in the form approved by Licensor; provided, however, that Licensor’s approval of such new trademark or logo shall not constitute any other approval required hereunder.

Section 13.04  Sponsored Activities.  Licensor shall have the right to approve any and all other activities officially sponsored or endorsed by Licensee at any of the Elvis Properties that relate to Elvis Presley (e.g., a Licensee-sponsored or endorsed Elvis Presley film festival, lecture, fan club event, but not a gathering of

Elvis Presley fan clubs not sponsored or endorsed by Licensee). Licensee shall deliver to Licensor, for Licensor’s approval, a detailed description of any such intended activities, services, or products and any other materials reasonably requested by Licensor in connection therewith. In the event Licensor approves the material delivered to Licensor in respect of any particular activity, service or product, then Licensee shall use its reasonable best efforts to cause such activity, service or product, to be constructed operated, and/or implemented, as applicable, substantially in accordance with the materials approved by Licensor.

Section 13.05  Other Activities.  The following activities at any of the Elvis Properties shall require Licensor’s prior written consent:

a) Any sponsorships, co-branding opportunities, or commercial tie-ins of any products or services utilizing in any way the Elvis Related IP, or any part thereof, and/or the name of the Elvis Properties; and

b) Any use of the premises of any of the Elvis Properties for the filming or taping of any theatrical motion picture, video or television program (other than a strictly “news” shows such as a local news telecast or infotainment show such as Entertainment Tonight).

Article 14

OTHER LIMITATIONS

Section 14.01  Acquisition of Artifacts.  Licensee shall be prohibited from purchasing or acquiring any and all memorabilia, artifacts and personal effects relating, directly or indirectly, to Elvis Presley without Licensor’s prior consent.

Section 14.02  Acquisition of Other Elvis Materials.  Licensee shall be prohibited from purchasing or acquiring any intellectual property relating, directly or indirectly, to Elvis Presley, including without limitation, his personal or professional career or activities (e.g., interests in musical compositions or sound recordings, audiovisual materials, etc.) without Licensor’s prior consent.

Section 14.03  No Family Contact.  Licensee shall not contact or enter into any agreements (including promotional agreements, appearance agreements and consulting agreements) with any members of Elvis Presley’s family without Licensor’s prior written consent, such consent to be at Licensor’s sole discretion.

Article 15

ELVIS EXPERIENCES

Section 15.01  Elvis Experiences in General.  If at any time during the Term Licensor (either with one of its business partners or by itself if applicable) desires to create an Elvis Experience, Licensee shall have a right to participate in such Elvis Experience on the terms set forth in Section 15.02 (with respect to an Elvis Experience on which Licensor desires to collaborate with a third party in addition to Licensee) or Section 15.03 (with respect to an Elvis Experience that Licensor desires to create with no third party collaboration). If Licensee requests that Licensor create an Elvis Experience at a property of Licensee, then, provided that Licensor has the right to do so, Licensor shall use reasonable best efforts to create such Elvis Experience pursuant to the terms of this Article 15.

Section 15.02  Elvis Experiences With Third Party Collaboration.  If during the Term Licensor desires to create an Elvis Experience in collaboration with a third party, Licensor shall first notify Licensee of its desire to create such Elvis Experience, and provide to Licensee information relating to the site, location, design, construction, creation, production, presentation, budget, projections and financing of such Elvis Experience (collectively, the “Material Terms”). Licensee shall have thirty (30) days upon receipt of such notice (the “ROFR Period”) to consider the Material Terms and inform Licensor in writing whether it desires to invest and participate in such Elvis Experience pursuant to this Section 15.02. Upon Licensee’s notification that it wishes to participate and invest in such Elvis Experience, the parties shall work exclusively together in good faith to execute, within thirty (30) days following the end of the ROFR Period, an appropriate participation agreement providing, in part, that each of Licensor and Licensee shall own and share in fifty percent (50%) of all of Licensor’s economic benefits and obligations in connection with such Elvis Experience, including any fees or royalties payable to Licensor with respect to such Experience, Licensor’s profits therein and losses therefrom; Licensor’s aggregate costs and expenses of creating, developing, building, and producing such Elvis Experience; Licensor’s costs incurred in connection with the rent, construction, marketing and promotion, production costs, operating costs and maintenance of such Elvis Experience. If the financial Material Terms of the Elvis Experience increase or decrease by fifteen percent (15%) or more during the ROFR Period, Licensor shall be required to advise Licensee of such change, in which case Licensee shall have an additional thirty (30) days in which to consider the changed Material Terms and inform Licensor of its determination as to whether or not it wishes to participate and invest in such Elvis Experience.

Section 15.03  Elvis Experiences With No Third Party Collaboration.  If during the Term Licensor has the right and desires to create an Elvis Experience without third party collaboration, Licensor shall first notify Licensee of its desire to create such Elvis Experience, and provide to Licensee the Material Terms relating thereto. Licensee shall have the ROFR Period to consider the Material Terms and inform Licensor in writing whether it desires to invest and participate in such Elvis Experience pursuant to this Section 15.03. Upon Licensee’s notification that it wishes to participate and invest in such Elvis Experience, the parties shall promptly work exclusively together in good faith to execute, within thirty (30) days following the end of the ROFR Period, an appropriate participation agreement providing, in part, that (i) Licensor shall bear the initial production costs (until opening) of such Elvis Experience, (ii) Licensee shall provide and construct the premises or venue for the public presentation of such Elvis Experience and shall be entitled to a rental payment to be negotiated by the parties in good faith, and (iii) each of Licensor and Licensee shall own and share in fifty percent (50%) of the profits and losses of such Elvis Experience, provided, however, that in calculating such profits and losses (x) Licensor shall not recoup any of the initial production costs (until opening) borne by Licensor under clause (i) above, and (y) other than through rent payments, Licensee shall not recoup any of the costs to Licensee of providing and constructing the premises or venue.

Section 15.04  Declined Elvis Experiences.  If after thirty (30) days following the end of the ROFR Period the parties have not entered into a participation agreement providing for their co-participation and co-investment in the Elvis Experience, or Licensee elects not to participate with Licensor (a “Declined Elvis Experience”), then Licensor shall be free to pursue the creation of such Declined Elvis Experience with any other Person without any further obligation to Licensee with respect to such Declined Elvis Experience, including with respect to the location of such Elvis Experience. If Licensor seeks to create a Declined Elvis Experience through collaboration with a third party, the financial Material Terms of such Declined Elvis Experience shall be no less than or greater than fifteen percent (15%) of the financial Material Terms offered to Licensee with respect to the Declined Elvis Experience, otherwise the provisions of Section 15.03 shall again apply.

Section 15.05  No Royalties.  For clarification purposes, gross revenues derived from Elvis Experiences shall not be included in the computation of Gross Revenues payable to Licensor for purposes of determining royalties payable under Article 7.

Article 16

REVERSION OF RIGHTS

Section 16.01  Reversion of Theme Park Rights.  In the event that Licensee or a Licensee Related Party has not opened an Elvis Presley-themed Theme Park within or outside an Elvis Property by the tenth (10th) anniversary of the Effective Date, then all rights granted to Licensee under Section 2.03 shall immediately revert to Licensor, and Licensee, its Affiliates, sublicensees, receivers, representatives, trustees, agents, administrators, successors or assigns, shall have no further right to use any Licensor Owned IP under Section 2.03.

Section 16.02  Reversion of Lounge Rights.  In the event that Licensee or a Licensee Related Party has not opened an Elvis Presley-themed Lounge within or outside an Elvis Property by the tenth (10th) anniversary of the Effective Date, then all rights granted to Licensee under Section 2.04 shall immediately revert to Licensor, and Licensee, its Affiliates, sublicensees, receivers, representatives, trustees, agents, administrators, successors or assigns, shall have no further right to use any Licensor Owned IP under Section 2.04. The foregoing shall not limit any rights of Licensee, if any, with respect to Elvis Presley-themed Lounges covered by Section 2.01.

Section 16.03  Reversion of Elvis Presley-themed Food and Beverage Outlets.  In the event that Licensee or a Licensee Related Party has not opened an Elvis Presley-themed Food and Beverage Outlet within or outside an

Elvis Property by the tenth (10th) anniversary of the Effective Date, then all rights granted to Licensee under Section 2.03 shall immediately revert to Licensor, and Licensee, its Affiliates, sublicensees, receivers, representatives, trustees, agents, administrators, successors or assigns, shall have no further right to use any Licensor Owned IP under Section 2.03. The foregoing shall not limit any rights of Licensee, if any, with respect to Elvis Presley-themed Food and Beverage Outlets covered by Section 2.01.

Article 17

OWNERSHIP OF RIGHTS

Section 17.01  Ownership.  Licensee acknowledges that, as between Licensee, on the one hand and Licensor, on the other, Licensor is the sole and exclusive owner, to the extent Licensor may own such rights under applicable law, of all right, title and interest in and to the Licensor Owned IP in any form or embodiment thereof. Nothing contained in this Agreement shall be construed as an assignment to Licensee of any right, title or interest in or to the Licensor Owned IP, it being understood and agreed that, except with respect to the rights specifically licensed to Licensee hereunder, all right, title and interest in and to the Licensor Owned IP is hereby expressly reserved by Licensor.

Section 17.02  Licensee Limitations.  Licensee shall not use Licensor’s name or any Elvis Related IP other than as specifically permitted hereunder. Licensor agrees that in using the Licensor Owned IP, it will in no way represent that it has any right, title or interest in or to the Licensor Owned IP other than as expressly granted under the terms of this Agreement. Uses of the Licensor Owned IP by Licensee shall be deemed to have been made by Licensor for purposes of registration of the Licensor Owned IP, in whole or in part, and all uses of the Licensor Owned IP by Licensee shall inure to the benefit of Licensor. In the event that any rights in and to the Licensor Owned IP are deemed to accrue to Licensee, Licensee does hereby irrevocably and in perpetuity assign all worldwide right, title and interest in and to the same to Licensor and shall, upon request, confirm such assignment in writing. Licensee agrees that it will, at any time both during the Term and thereafter, execute such documents, as Licensee may deem necessary or desirable for effecting the provisions of this Section 17.02.

Section 17.03  Ownership of Creations.  Ownership of all Creations shall be in the name of Licensor and owned solely by Licensor who shall be entitled to use and license others to use such Creations subject to the provisions of this Agreement. All Creations created by Licensee or any of its employees or agents which qualify as a “work-made-for-hire” under applicable copyright laws in the applicable territory shall be a “work-made-for-hire” owned by Licensor. In such event, Licensee warrants and represents to Licensor that any employees referred to in the preceding sentence are true employees of Licensee. If any Creation is made by a third party for or on behalf of Licensee or any of its employees, Licensee shall obtain an assignment to Licensor from such third party of all intellectual property rights in and to such Creation using the form of Artwork Assignment Agreement attached at Exhibit H, and Licensee shall provide true and correct copies of such documentation to Licensor. In the event any Creation is not deemed a “work-made-for-hire” under applicable copyright law in the relevant jurisdiction, or if title to any Creation does not, by operation of law, vest in Licensor, Licensee hereby irrevocably and in perpetuity transfers and assigns to Licensor all worldwide right, title and interest in and to any Creation (including all copyright rights and intellectual property rights thereto). Licensee agrees that it will, at any time both during the Term and thereafter, execute such documents, as Licensor may deem necessary or desirable for effecting the provisions of this Section 17.03.

Section 17.04  Goodwill and Promotional Value.  Licensee recognizes the value of the goodwill associated with the Licensor Owned IP and acknowledges that the Licensor Owned IP and all rights therein and the goodwill pertaining thereto, belong exclusively to Licensor. Licensee further recognizes and acknowledges that the Licensor Owned IP has acquired secondary meaning in the mind of the public. Licensee shall not at any time challenge or otherwise contest the title or any rights of Licensor to the Licensor Owned IP or the validity of the license being granted, or otherwise do or cause to be done any act or thing which would in any way adversely affect any rights of Licensor in and to the Licensor Owned IP or any registrations thereof or which, directly or indirectly, would reduce the value of the Licensor Owned IP or detract from the reputation of the Licensor Owned IP or threaten to injure the image or reputation of Licensor or the Licensor Owned IP.

Section 17.05  Irreparable Injury.  Licensee acknowledges that a material breach by Licensee of its obligations under this Agreement will result in immediate and irreparable damages to Licensor, and that Licensor will have no adequate remedy at law in respect thereof. Accordingly, Licensee agrees that if Licensee materially breaches any of its obligations hereunder, then in addition to all other rights or remedies, Licensor shall be entitled to injunctive relief against any such breach as well as such other relief as any court with jurisdiction may deem just and proper.

Article 18

INTELLECTUAL PROPERTY PROTECTION AND INFRINGEMENT

Section 18.01  Intellectual Property Protection.  Licensor has the right, but not the obligation (except for the obligations under Section 3.02), to obtain at its own cost appropriate trademark, patent, copyright, and other intellectual property protection on the Licensor Owned IP. Licensee agrees that it shall not at any time apply for any copyright, trademark, or patent protection which would affect Licensor’s ownership of any rights in the Licensor Owned IP, file any applications for registration of any Joint Name and Logo or any trademarks containing any Licensor Owned IP, or derivatives thereof, or file any documents with any governmental agency or take any other action which could affect Licensor’s ownership of the Licensor Owned IP, or aid or abet anyone else in doing so, without Licensor’s prior consent.

Section 18.02  Cooperation.  Licensee shall assist Licensor at Licensor’s expense, to the extent necessary in Licensor’s reasonable opinion, in procuring, protecting and defending any of Licensor’s rights in the Licensor Owned IP, in the filing and prosecution of any trademark application, copyright application or other applications for the Licensor Owned IP, the recording of this Agreement, and the publication of any notices or the doing of any other act or acts with respect to the Licensor Owned IP, including procuring evidence, giving testimony and cooperating with Licensor as may reasonably be required, and assisting Licensor with the prevention of the use thereof by an unauthorized person, firm or corporation, that in the judgment of Licensor may be necessary or desirable. For these purposes, Licensee shall supply to Licensor, free of cost to Licensor, such samples, containers, labels and similar materials as may reasonably be required in connection with any such actions.

Article 19

INFRINGEMENT

Section 19.01  Notice of Infringement.  Licensee shall notify Licensor in writing of any material infringements, misappropriations, or other violations by third parties in respect of the Licensor Owned IP, the Elvis Property-themed Merchandise, or any other materials exploited or rights granted hereunder promptly upon Licensee becoming aware of such infringement, misappropriation, or other violation.

Section 19.02  General Infringements.  With respect to the enforcement by Licensor of any Licensor Owned IP separate and distinct from the rights granted to Licensee in connection with the design, construction, operation and/or promotion of Elvis Presley-themed Hotels or Casinos (a “General Infringement”), Licensor shall have the sole and exclusive right to determine whether or not any action shall be taken on account of any such infringement, misappropriation or other violation. Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, or with the prior written consent of Licensee (which consent shall not be unreasonably withheld), in the name of Licensee or, with the prior consent of Licensee (which consent shall not be unreasonably withheld), join Licensee as a party thereto. Licensor shall act in good faith, use its reasonable business judgment, and consult with Licensee in determining whether to prosecute a General Infringement of which Licensee has notified Licensor or which otherwise affects any rights granted to Licensee hereunder, taking into account the nature of the infringed rights, the geography of the infringement, Licensor’s and Licensee’s business interest in the rights being infringed and the jurisdiction of the infringement, and such other factors as determined by Licensor. Licensee agrees not to contact the third party, not to make any demands or claims, not to institute any suit nor take any other action on account of such infringements, misappropriations or other violations without first obtaining the prior express written consent of Licensor. With respect to all claims and suits relating to a General Infringement in which Licensor is a party or otherwise participates, Licensor shall have the sole right to designate counsel of its choice and to control the litigation and any settlement thereof, and Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise and all settlement proceeds, in connection with such suits.

Section 19.03  Elvis Hotel, Lounge and Casino Infringements.  With respect to the enforcement by Licensor of any Licensor Owned IP related to the rights granted to Licensee in connection with the design, construction, operation and/or promotion of Elvis Presley-themed Hotels or Casinos (“Elvis Hotel, Lounge and Casino Infringements”). Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, or with the prior written consent of Licensee (which consent shall not be unreasonably withheld), in the name of Licensee or, with the prior consent of Licensee (which consent shall not be unreasonably withheld), join Licensee as a party thereto. Licensor agrees to act in good faith, use its reasonable business judgment, and consult with Licensee in determining whether to prosecute an Elvis Hotel, Lounge and Casino infringement, taking into account the nature of the infringed rights, the geography of the infringement, Licensor’s and Licensee’s business interest in the rights being infringed and the jurisdiction of the infringement, and such other factors as determined by Licensor or identified by Licensee. Licensor may oppose taking action against an Elvis Hotel, Lounge and Casino infringement if Licensor determines in good faith and reasonably demonstrates to Licensee that such action could create a substantial business risk affecting the ownership rights of Licensor in and to the Licensor Owned IP. Licensee acknowledges that Licensor shall have no obligation to prosecute infringement actions if it so determines and makes such demonstration in accordance with the foregoing. In the event of a disagreement as to whether to prosecute an Elvis Hotel, Lounge and Casino Infringement, senior members of the management of each party shall meet within five (5) days of a written request by either party to discuss the issue in good faith, provided that Licensor’s presumption shall be used as a basis for determining whether to take action against an Elvis Hotel, Lounge and Casino Infringement, unless Licensee overcomes such presumption with clear and convincing evidence to the contrary. With respect to all other Elvis Hotel, Lounge and Casino Infringements, if Licensor does not take action within thirty (30) days of being notified by Licensor, Licensee may take action at its own expense and Licensor shall reasonably cooperate with Licensee in connection therewith. All costs and expenses, including attorney’s fees, incurred in connection with any suit instituted by Licensee, shall be borne solely by Licensee. All amounts awarded as damages, profits, or otherwise, and all settlement proceeds of any action by Licensee in which Licensor is not a party, shall be retained by Licensee.

Article 20

LICENSEE WARRANTIES AND INDEMNIFICATION

Section 20.01  Licensee Representations and Warranties.  Licensee represents, warrants, and agrees that:

a) Licensee has the legal right, power and authority to enter into this Agreement and perform in accordance with the terms of this Agreement;

b) No materials, ideas or other properties (other than Licensor Owned IP) embodied in, or used in connection with, any Elvis Property, Elvis Property-themed Merchandise, or other products, services or activities permitted hereunder will violate or infringe upon any U.S. Federal or state, foreign, or supranational legislation or common law right of any individual or entity, including contractual rights, copyrights, trademarks, and rights of privacy and publicity;

c) Licensee shall not use or grant any right to any third party to use the Licensor Owned IP in any manner other than as expressly permitted under this Agreement;

d) Licensee shall materially comply with all the provisions of applicable trademark, copyright and privacy and publicity rights laws;

e) Licensee shall comply with all applicable U.S., Federal or state, foreign, or supranational legislation or common law, local statutes, ordinances and other applicable laws affecting or otherwise applicable to the construction, establishment, and operation of the Elvis Properties and all products sold, services rendered, and activities at or in connection with the Elvis Properties, including without limitation, gaming laws, healthy and safety laws, building codes, licensing requirements, zoning laws, and employment and labor laws;

f) All Royalty Reports shall be accurate and complete;

g) All Elvis Property-themed Merchandise shall be free from defects, merchantable, fit for its intended use, materially conform to samples which received final approval, comply with all legally applicable treaties, laws, regulations, standards and guidelines including, but not limited to, health, product safety and labeling, and that Licensee shall have received the necessary approvals and certification(s) throughout the applicable territory;

h) Licensee is solvent within the meaning of the bankruptcy laws of Tennessee, and has not ceased to pay its debts in the ordinary course of business; and

i) Neither Licensee nor any Licensee Related Party shall take any action (including, by granting any third party any right or license) that could reasonably be expected to associate Elvis Presley, Licensor or any of its Affiliates, the Elvis Properties, or any Elvis Related IP with any activity, product or service set forth on Exhibit E hereto.

Section 20.02  Licensee Indemnification.  Licensee shall defend, indemnify and hold harmless Licensor and its Related Parties (collectively, “Licensor Indemnified Parties”) from any lawsuit, legal proceeding, action, claim, cause of action, or demand, including reasonable attorney’s fees and court costs (collectively, “Claims”) arising out of or connection with:

a) Any and all activities engaged in, or services provided, by Licensee or any Related Parties arising in connection with any activities undertaken in connection with any of the Elvis Properties;

b) The Elvis Property-themed Merchandise, the promotional, advertising or packaging materials relating to such Elvis Property-themed Merchandise, any alleged defect in such Elvis Property-themed Merchandise, or the use or condition thereof, and Licensee’s methods of manufacturing, marketing, selling or distributing the Elvis Property-themed Merchandise;

c) Licensee’s use of the Elvis Related IP not in accordance with the terms and conditions of this Agreement;

d) Any alleged violation, infringement, unauthorized use or misappropriation of any intellectual property of any third parties arising under or in conjunction with the activities undertaken or services provided at any of the Elvis Properties; and

e) Any breach or violation of any warranty, representation, term or condition of this Agreement by Licensee, any Licensee Related Party or any manufacturer.

Section 20.03  Licensee Limitations.  The indemnification by Licensee hereunder shall include all damages, interest payments, reasonable attorney’s fees, costs and expenses which may be levied against or incurred by the Licensor Indemnified Parties, including costs of collection of all amounts owed to Licensor by Licensee and costs of all actions by Licensor against Licensee to enforce Licensee’s compliance with this Agreement. This obligation to indemnify and hold harmless Licensor Indemnified Parties shall not apply to any Claim which is solely due to the negligence or wrongful acts of the Licensor Indemnified Parties or any Claim based on an allegation that an approved use by Licensee of the Licensor Owned IP infringes the intellectual property rights or otherwise violates the rights of any third party. Compliance by Licensee with the insurance provision of this Agreement shall not relieve Licensee from liability under this indemnity provision except that Licensee’s obligations with respect to any Claim for loss of or damage to an Artifact shall be limited to the greater of (i) the value of such Artifact as identified by Licensor on delivery thereof to Licensee, or (ii) the actual insured value of such Artifact.

Section 20.04  Licensee Control.  Licensee shall assume control of the defense and/or settlement of each Claim with counsel of Licensee’s choice, which counsel must be reasonably acceptable to Licensor, provided that if Licensee fails to assume control of the defense of a Claim after fifteen (15) days notice to Licensee by Licensor, Licensor shall assume control of the defense of the Claim at Licensee’s sole cost and expense, and Licensee shall be bound by the results obtained by Licensor.

Section 20.05  Licensor Participation.  If Licensee assumes control of the defense of a Claim, Licensor shall have the right to participate in the defense at Licensor’s own cost and expense. Licensee shall not settle any Claim in respect of which indemnity may be sought hereunder, whether or not any Licensor Indemnified Party is an actual or potential party to such Claim, action or proceeding without Licensor’s prior written consent, which consent shall be at the sole discretion of Licensor; it being expected that such consent would not be withheld with respect to any proposed settlement (i) in which all plaintiffs or claimants affirmatively and unconditionally absolve and release each Licensor Indemnified Party from any responsibility or liability with respect thereto and the subject matter thereof, (ii) which does not impose any actual or potential liability upon any Licensor Indemnified Party and (iii) which does not contain or imply a factual admission by or with respect to any Licensor Indemnified Party or any adverse statement or implication with respect to the character, professionalism, due care, loyalty, expertise, or reputation of any Indemnified Party or any action or inaction by any Licensor Indemnified Party.

Section 20.06  Cooperation.  Each Licensor Indemnified Party shall cooperate fully with Licensee in the defense of any Claims covered under Section 20.02 at Licensee’s sole cost and expense. The Licensor Indemnified Party shall give notice to Licensee within fifteen (15) business days after learning of such Claim, but failure to do so in such time period shall only relieve Licensee of its obligations to indemnify to the extent such delay actually prejudices the Licensor Indemnified Party.

Article 21

LICENSOR WARRANTIES AND INDEMNIFICATION

Section 21.01  Licensor Representations and Warranties.  Licensor represents, warrants, and agrees that:

a) Licensor has the legal right, power and authority to enter into this Agreement and perform in accordance with the terms of this Agreement;

b) Licensor owns or has the right to license to Licensee in accordance with this Agreement (i) the Elvis Identification Elements, (ii) the Audiovisual Works, and (iii) the Photos, in each case to the extent protectable by applicable law;

c) Licensor has delivered to Licensee a true and complete list of all trademark registrations and applications included in the Licensor Owned IP, and Licensor owns or has the right to license to Licensee such registered trademarks in accordance with this Agreement. The trademark registrations and applications are subsisting and have not been adjudged invalid or unenforceable as of the Effective Date;

d) All copyrights in the Audiovisual Works are subsisting and have not been adjudged invalid or unenforceable as of the Effective Date;

e) The use by Licensee of the Elvis Identification Elements, and the Marks ELVIS, ELVIS PRESLEY, and HEARTBREAK HOTEL, in the United States in connection with Elvis Presley-themed Hotels and Casinos in accordance with this Agreement does not and shall not infringe or violate the intellectual property rights of the Licensor, any of its Affiliates, or any third party;

f) The rights granted to Licensee hereunder with respect to the Licensor Owned IP are sufficient to enable Licensee to develop and operate Elvis Properties in the United States;

g) In exercising Licensor’s approval rights hereunder, Licensor is not required to obtain the consent or approval of any member of Elvis Presley’s family;

h) There are no actions, suits, legal proceedings or formal investigations pending, or to the knowledge of Licensor, threatened, against or affecting Licensor before any court, arbitrator or administrative or governmental body that would or are reasonably likely to materially adversely impact the rights granted to Licensee hereunder; and

i) There are no pending or existing adverse orders, judgments, legal proceedings, formal investigations, or written claims, or, to the knowledge of Licensor, restrictions or encumbrances regarding or relating to the use of the Licensor Owned IP, that would or are reasonably likely to materially adversely impact the rights granted to Licensee hereunder.

Section 21.02  Licensor Indemnification.  Licensor shall defend, indemnify and hold harmless Licensee, its parent, affiliates, officers, directors, employees and agents (collectively, “Licensee Indemnified Parties”) from any

Claims arising out of or connection with: (i) any breach or violation of any representation or warranty by Licensor or any of its Affiliates; or (ii) any breach or violation of any law or regulation by Licensor or any of its Affiliates; or (iii) any breach by Licensor of any contractual obligation of Licensor to its Affiliates or to a third party.

Section 21.03  Licensor Limitations.  Licensor’s indemnification hereunder shall include all damages, interest payments, reasonable attorney’s fees, costs and expenses which may be levied against or incurred by the Licensee Indemnified Parties, including costs of collection of all amounts owed to Licensee by Licensor and costs of all actions by Licensee against Licensor to enforce Licensor’s compliance with this Agreement. This obligation to indemnify and hold harmless Licensee Indemnified Parties shall not apply to any Claim which is solely due to the negligence or wrongful acts of the Indemnified Parties.

Section 21.04  Control.  Licensor shall assume control of the defense and/or settlement of each Claim with counsel of Licensor’s choice, which counsel must be reasonably acceptable to Licensee, provided that if Licensor fails to assume control of the defense of a Claim after fifteen (15) days notice to Licensee by Licensor, Licensee shall assume control of the defense of the Claim at Licensor’s sole cost and expense, and Licensor shall be bound by the results obtained by Licensee.

Section 21.05  Licensee Participation.  If Licensor assumes control of the defense of a Claim, Licensee shall have the right to participate in the defense at Licensee’s own cost and expense. Licensor shall not settle any Claim in respect of which indemnity may be sought hereunder, whether or not any Licensee Indemnified Party is an actual or potential party to such Claim, action or proceeding without Licensee’s prior written consent, which consent shall be at the sole discretion of Licensee; it being expected that such consent would not be withheld with respect to any proposed settlement (i) in which all plaintiffs or claimants affirmatively and unconditionally absolve and release each Licensee Indemnified Party from any responsibility or liability with respect thereto and the subject matter thereof, (ii) which does not impose any actual or potential liability upon any Licensee Indemnified Party and (iii) which does not contain or imply a factual admission by or with respect to any Licensee Indemnified Party or any adverse statement or implication with respect to the character, professionalism, due care, loyalty, expertise, or reputation of any Indemnified Party or any action or inaction by any Licensee Indemnified Party.

Section 21.06  Cooperation.  Each Licensee Indemnified Party shall cooperate fully with Licensor in the defense of any Claims covered under Section 21.02 at Licensor’s sole cost and expense. The Licensee Indemnified Party shall give notice to Licensor within fifteen (15) business days after learning of such Claim, but failure to do so in such time period shall only relieve Licensor of its obligations to indemnify to the extent such delay actually prejudices the Licensee Indemnified Party.

Article 22

INSURANCE

Section 22.01  Insurance Generally.  Licensee shall, throughout the Term of this Agreement, obtain and maintain throughout the Term hereof at its own expense from a qualified AA or higher rated insurance company licensed to do business in the State of Nevada and the State of Tennessee, with a rating of no less than A-IX by A M Best’s all customary insurance in respect of the activities to be engaged in hereunder, including general liability insurance, products liability insurance, errors and omissions insurance, worker’s compensation insurance, and all other customary insurance required by Licensor hereunder. The form and amount of coverage for each insurance policy shall be subject to Licensor’s written approval and shall comply with the requirements of all applicable laws, and each such insurance policy shall name Licensor as an additional insured (except Worker’s Compensation and Errors and Omissions policies ) . Without limiting the generality of the foregoing, in no event shall the amount of coverage for the following types insurance be less than the applicable amounts specified below:

1. Commercial General Liability Insurance for limits of $1,000,000 per occurrence Bodily Injury and Property Damage Combined, $1,000,000 per occurrence Personal & Advertising Injury, $2,000,000 aggregate Products and Completed Operations Liability, $100,000 Fire Legal Liability and $2,000,000 General Aggregate limit per location. The policy shall be written on an occurrence basis with no deductible.

2. Policy shall be endorsed to name Elvis Presley Enterprises, Inc. as “additional insured”. Definition of Additional Insured shall include all Partners, Officers, Directors, Employees and agents. Further, coverage for the “additional insured” shall apply on a primary basis irrespective of any other insurance, whether collectible or not.

3. Workers Compensation affording coverage under the Workers Compensation laws of the States of Nevada and Tennessee and Employers Liability coverage subject to a limit of no less than $1,000,000 each employee, $1,000,000 each accident, and $1,000,000 policy limit.

4. Umbrella Liability Insurance for the total limit purchased by the Licensee but not less than a $3,000,000 limit providing excess coverage over all limits and coverages noted above. This policy shall be written on an “occurrence” basis.

5. Errors and Omissions Insurance not less than a $2,000,000 limit providing coverage for damages arising out of acts, errors or omissions of the Licensee. If coverage is terminated after completion of the agreement, an Extended Reporting Period will be purchased for a minimum of two years.

6. All Risk property insurance including flood, earthquake and terrorism on property loaned to the Licensee in an amount equal to the current market value. Coverage shall name Licensor as loss payee.

Section 22.02  Coverage.  Such policies shall provide protection against, without limitation, any and all claims, demands and causes of action by any invitees, visitors, guests or employees at any of the Elvis Properties in connection with any injuries, damages or otherwise, and any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Elvis Property-themed Merchandise or any other products or services offered by Licensee hereunder (including food and beverage products), or any materials or ingredients used in connection therewith or any use thereof, and any damages or loss in respect of any Artifacts or other items delivered by Licensor to Licensee hereunder. Each policy shall provide for ten (10) day notice to Licensor from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination. Licensee shall deliver to Licensor a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement, and in no event, shall Licensee engage in any construction or activities hereunder, or manufacture, offer for sale, sell, advertise, promote any Elvis Property-themed Merchandise, food, beverages, liquor or other products, prior to the receipt by Licensor of such evidence of insurance and Licensor’s prior written approval thereof.

Article 23

TERM AND TERMINATION

Section 23.01  Term.  The term of this Agreement shall be in perpetuity unless otherwise terminated in accordance with the terms and conditions of this Agreement (the “Term”).

Section 23.02  Termination by Licensor.  Without prejudice to any other rights which Licensor may have, Licensor shall have the right to terminate this Agreement upon written notice to Licensee, subject to Licensee’s rights to cure set forth herein:

a) if Licensee shall fail to make any payment due hereunder or to deliver any of the Royalty Reports herein referred to, and if such default shall continue for a period of thirty (30) business days after receipt of written notice of such default by Licensee;

b) if Licensee shall discontinue its business, file or have filed against it a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law (which petition is not dismissed within ninety (90) days after the filing date), make an assignment for the benefit of its creditors or is adjudicated bankrupt, or a receiver, trustee, liquidator or sequestrator of all or substantially all of Licensee’s assets is appointed, or any secured creditor of Licensee exercises or purports to exercise any right or remedy as a secured creditor with respect to any collateral consisting, in whole or in part, of this Agreement, or the rights granted to Licensee hereunder. In any such instance, all rights of Licensee hereunder shall automatically terminate forthwith without notice. Notwithstanding any other term or provision of this Agreement, (i) Licensee shall have no right to cure any of the foregoing defaults set forth in this Section 23.02b), and (ii) this Agreement is personal to Licensee and may not be assigned in connection with any bankruptcy proceeding;

c) if Licensee becomes subject to any voluntary or involuntary order by a government or governmental agency, regulatory body, court, or the like, ordering the withdrawal, discontinuance, removal or recall of any product or service offered at any of the Elvis Properties, the withdrawal, discontinuance, removal or recall of which would materially disrupt the operation of the Elvis Properties because of safety, health or other hazards or risks to the public, provided that if any recall of Elvis Property-themed Merchandise occurs, this Agreement shall not terminate, but Licensee shall no longer have a right to sell the affected Elvis Property-themed Merchandise;

d) if Licensee materially violates any applicable U.S. Federal or state, foreign, or supranational legislation or common law, local statutes, ordinances and laws affecting or otherwise applicable to the construction, establishment, and operation of the Elvis Properties and all products sold, services rendered, and activities at or in connection with the Elvis Properties, including without limitation, gaming laws, health and safety laws, building codes, licensing requirements, zoning laws, and employment and labor laws, and if such violation materially and adversely affects Licensor or the Elvis Presley Properties;

e) if Licensee fails to obtain or maintain insurance in the amount and/or the type provided for under Article 22 and if such failure shall continue for a period of thirty (30) business days after written notice of such failure is received by Licensee;

f) if Licensee uses the Licensor Owned IP in an unauthorized manner, fails to cause to appear proper legal notices or other required identification, asserts rights in the Licensor Owned IP without Licensor’s prior written consent, or if Licensee fails to obtain Licensor’s approval, exceeds Licensor’s approval, or ignores Licensor’s disapproval required hereunder, and Licensee fails to cure such default within thirty (30) business days of receipt of written notice thereof by Licensee;

g) if Licensee fails in any respect to abide by the provisions set forth in Section 24.06 regarding assignment and sublicensing or encumbrances this Agreement or any of its rights or obligations hereunder other than as expressly permitted herein, and if such failure shall continue for a period of thirty (30) business days after written notice of such failure is received by Licensee; or

h) if Licensee shall fail to perform any other material term or condition of this Agreement or otherwise materially breaches any term, condition, agreement or covenant herein and (i) such default is not curable, or (ii) such default is curable but Licensee does not cure such failure within thirty (30) business days after written notice from Licensor.

Licensor agrees that, with respect to defaults under paragraphs (e), (f), (g) and (h) above, to the extent any such default is curable but not within the thirty (30)-day period set forth therein, and Licensee is diligently proceeding to cure such default, such default will not constitute grounds for a termination of this Agreement if it is cured within a total of ninety (90) days.

Section 23.03  Termination by Licensor or Licensee.  Unless Licensee exercises its Buy-Out right pursuant to Section 7.18 hereof (in which case Licensor shall have no right to terminate this Agreement pursuant to this Section 21.03), Licensor or Licensee shall have the right to terminate this Agreement upon ten (10) days written notice to the other party upon the date that is the later of (i) ten (10) years after the Effective Date or (ii) the date on which Licensee’s Buy-Out right set forth in Section 7.18 hereof expires. If such right is not exercised, Licensor or Licensee shall again have the right to so terminate this Agreement on each tenth anniversary of such date (e.g., May 29, 2017; May 29, 2027, May 29, 2037, and so on). In the event that Licensee exercises its termination right pursuant to this Section 23.03, then (x) the agreement between Licensee and Muhammad Ali Enterprises LLC dated as of the date hereof (the “MAE Agreement”) shall also terminate pursuant to Section 21.03 thereof and (y) Licensee shall pay to Licensor a termination fee of forty-five million dollars $45,000,000 as consideration for the termination of this Agreement, as well as any amount due pursuant to Section 7.09. Upon any termination pursuant to this Section 23.03, whether by Licensor or Licensee, the following terms and conditions shall apply:

a) The rights granted to Licensee and Licensee Related Parties (including any Project Company) hereunder shall remain in effect with respect to all Elvis Properties that are open or under construction at the time of such termination and none of the provisions set forth in Article 24 hereof shall apply to such Elvis Properties, provided that Licensee and the Licensee Related Parties continue to pay royalties and any other fees required hereunder directly to Licensor and comply with the terms and conditions hereof, except that no further Guaranteed Minimum Royalties shall be due under this Agreement;

b) Licensor shall be substituted for Licensee in the provisions of any Site License concerning the payment of royalties (including any guaranteed minimum royalties under such Site License) and any other fees in respect of the rights granted to any Project Company thereunder;

c) Licensee shall have no further right to develop any new Elvis Properties; and

d) Except for in Memphis, Tennessee, Licensor shall not develop or authorize any third party to develop any Elvis Properties within fifteen (15) miles of any Elvis Property that is open or under construction at the time of termination pursuant to this Section 23.03.

Article 24

POST TERMINATION RIGHTS AND OBLIGATIONS

Section 24.01  Unbranding.  Upon termination of this Agreement, Licensee shall return all Artifacts to Licensor within sixty (60) days. Licensee shall have one (1) year from the date of termination (the “Unbranding Period”) to complete the removal of the Elvis Presley theme from each Elvis Property (except for Elvis Experiences), including ceasing use of the mark “HEARTBREAK HOTEL”, or any other name of the Elvis Properties that incorporates any of the Marks, and removing from the Elvis Properties all materials and design elements which incorporate, embody or are related to the Elvis Presley theme or the Licensor Owned IP. After the Unbranding Period, Licensee shall refrain from direct or indirect use of, or reference to any Licensor Owned IP in any manner. During the Unbranding Period, Licensee shall continue to abide by all obligations under this Agreement, including paying to Licensor all royalty amounts due pursuant to Section 7.09, and furnish Licensor with all Royalty Reports.

Section 24.02  Reversion of Rights.  Immediately after the Unbranding Period, all rights granted to Licensee under this Agreement shall immediately revert to Licensor, and Licensee, its Affiliates, sublicensees, receivers, representatives, trustees, agents, administrators, successors or assigns shall have no further right to use any Licensor Owned IP in any manner. Licensee shall immediately deliver to Licensor, at Licensee’s expense, any and all photographs, likenesses, and other materials or items delivered by Licensor to Licensee hereunder, or at Licensor’s request, Licensee shall destroy, all such materials designated by Licensor, and shall deliver to Licensor satisfactory evidence of such destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by the Licensee of such materials which are not delivered to Licensor or destroyed in accordance with the foregoing.

Section 24.03  Existing Inventory.  Within ten (10) days after the termination of this Agreement, Licensee shall deliver to Licensor a statement of inventory indicating the number and description of Elvis Property-themed Merchandise which it has on hand or which is in the process of manufacture. Licensor shall have the option of conducting a physical inventory on or after the date of such termination. After termination of this Agreement, Licensee shall have the non-exclusive right to sell, ship, market and distribute the Elvis Property-themed Merchandise which are on hand or in the process of manufacture at the date of or at the time notice of termination is received solely during the Unbranding Period, provided that the royalty payments with respect to that period are paid and the appropriate Royalty Reports for that period are furnished. In respect of any inventory of Elvis Property-themed Merchandise remaining upon the expiration of the Unbranding Period, Licensee shall deliver to Licensor upon expiration of the Unbranding Period notice of the quantity of all such merchandise and Licensee’s direct out-of-pocket cost of manufacturing such merchandise. Licensor shall have the right to purchase all or any portion of such inventory upon notice to Licensee and payment of the aforesaid manufacturing costs within thirty (30) days after the date of receipt of Licensee’s notice. If Licensor elects not to purchase all or any portion of such inventory within such thirty (30) day period, then any remaining Elvis Property-themed Merchandise must be destroyed.

Section 24.04  Irreparable Injury.  Licensee acknowledges that its failure to strictly comply with the foregoing provisions will result in immediate and irreparable damage to Licensor and the rights of any subsequent licensee of the Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and Licensee agrees that in the event of such failure to cease such activities, Licensor shall be entitled to equitable relief by way of injunction and such other relief as any court with jurisdiction may deem just and proper.

Section 24.05  Survival.  The provisions of this Agreement which by their terms or by implication are to have continuing effect after the termination of this Agreement shall survive the Term of this Agreement, which without limiting the generality of the foregoing, shall include Sections 3.03, 3.07, 4.02, 7.09, 8.02 and Articles 14, 17, 20, 21, 24, 25 and 26.

Section 24.06  No Assignment.  Except as provided below, the license granted hereunder is personal to Licensee, and Licensee shall not assign, transfer or sublicense this Agreement or any of Licensee’s rights under this Agreement or delegate any of Licensee’s obligations under this Agreement without Licensor’s prior written approval, such approval not to be unreasonably withheld or delayed. Any attempted assignments, transfer, or sublicenses by Licensee without such approval shall be void and a material breach of this Agreement. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Notwithstanding any of the foregoing, a change of control of Licensee shall not be deemed to be an assignment under this Agreement. The exception with respect to a change of control of Licensee shall not be applicable with respect to any change of control of any Licensee Related Party who has rights under this Agreement.

Section 24.07  Sublicense Rights.  Unless expressly permitted in this Agreement, Licensee shall not authorize any third party to manufacture any Elvis Property-themed Merchandise, or any other products hereunder, or sublicense any Licensor Owned IP to any third parties for use at any of the Elvis Properties without obtaining Licensor’s prior written approval.

Section 24.08  Issuance of a Site License.  Subject to the terms and conditions of this Agreement, upon receipt of a fully completed written request from Licensor in the form of Exhibit I hereto, Licensor shall issue a Site License to the Project Company identified therein. Such Site License shall be in the form attached as Exhibit J, and shall be issued by Licensor within fifteen (15) days of receipt of such completed request. For the avoidance of doubt, the issuance of any Site License requested by Licensee is not subject to Licensor’s discretion, approval or consent. Licensor shall cooperate with Licensee in good faith to make any reasonable changes requested by Licensee or a Project Company to the form of Site License, provided that under no circumstances shall any modifications be made to any terms relating to the use and protection of the Licensor Owned IP without Licensor’s consent. In the event of a breach of a Site License by a Project Company, Licensee shall be jointly and severally liable with such Project Company solely if such Project Company is Controlled by Licensee. Licensee acknowledges that, pursuant to the terms of each Site License, Licensor shall be directly licensing to a Project Company certain rights otherwise licensed to Licensee hereunder.

Article 25

CONFIDENTIALITY

Section 25.01  Confidential Information.  Each party (each a “Restricted Party”) (i) shall, and shall cause its officers, directors, managers, members, employees, attorneys, accountants, auditors and agents (collectively, “Representatives”), to the extent such persons have received any Confidential Information, and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the terms of this Agreement and any and all information relating to the parties that is proprietary to each party, as applicable, or otherwise not available to the general public including, but not limited to, information about properties, employees, finances, businesses and operations and activities of each party or their Affiliates, information about each Elvis Property, and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a party or its Representatives or Affiliates which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such party (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, its Affiliates and their Representatives not to disclose, Confidential Information to any Person except as required by law, regulation or legal process or by the requirements of any securities exchange on which the securities of a party hereto are listed or quoted (as reasonably determined by such party) and (iii) shall not use, and shall cause its Representatives, its Affiliates and their Representatives not to use, the Confidential Information other than for the purposes anticipated by this Agreement.

Section 25.02  Exceptions.  Notwithstanding Section 25.01 above:

a) Any Restricted Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its Representatives and their advisers and lenders, provided that in each such case each such person agrees to keep such Confidential Information confidential in the manner set forth in this Article 25; and

b) The provisions of Section 25.01 shall not apply to, and Confidential Information shall not include:

(i) any information that is or has become generally available to the public other than as a result of a disclosure by any Restricted Party or any Affiliates or Representative thereof in breach of any of the provisions of this Article 25.

(ii) any information that has been independently developed by such Restricted Party (or any Affiliates thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Restricted Party, or any Affiliates thereof or their respective Representatives, is or are bound; or

(iii) any information made available to such Restricted Party (or any Affiliates thereof), on a non-confidential basis by any third party who is not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation to the other party or any of its Representatives.

Article 26

MISCELLANEOUS

Section 26.01  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 26.01):

If to Licensee:

FX Luxury Realty LLC
650 Madison Avenue
New York, NY 10022

If to Licensor :

Elvis Presley Enterprises, Inc.
3734 Elvis Presley Boulevard,
Memphis, Tennessee 38116
Attention: Jack Soden

With a copy to

CKX, Inc.
650 Madison Avenue
New York, NY 10022
Attn: Legal Counsel

Section 26.02  Governing Law.  This Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Tennessee, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each party hereby (i) submits to personal jurisdiction in the State of Tennessee for the enforcement of this Agreement and (ii) waives any and all personal rights under the law of any state or country to object to jurisdiction within the State of Tennessee for the purposes of litigation to enforce this Agreement.

Section 26.03  Service of Process.  Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 26.01 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

Section 26.04  Waiver of Consequential Damages.  EXCEPT PURSUANT TO SECTION 10.10 AND AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, LOSS OF PROFITS, LOST OPPORTUNITY OR DATA, WHETHER IN AN ACTION OF CONTRACT, NEGLIGENCE OR OTHER TORTIOUS ACTION, ARISING OUT OF OR IN CONNECTION WITH THE LICENSES GRANTED OR THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER OR NOT EITHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 26.05  Exhibits.  All references to “Exhibit” or “Exhibits” herein shall mean those Exhibits attached to this Agreement, which Exhibits, wherever referred to herein, are hereby incorporated into this Agreement as though fully set forth herein.

Section 26.06  Press Release.  The parties shall prepare and issue a mutually approved press release in respect of the subject matter hereof promptly after the full execution of this Agreement.

Section 26.07  Entire Agreement; Amendments.  This Agreement, inclusive of the Exhibits hereto and the agreements referred to herein, contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument or agreement signed by each of the parties.

Section 26.08  Waiver.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 26.09  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 26.10  Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the parties. Copies of executed counterparts transmitted by facsimile or other electronic transmission shall be considered original executed counterparts for the purposes of this Section 26.10, provided that receipt of copies of such counterparts is confirmed. Originals of any counterparts transmitted by facsimile or other electronic transmission shall be promptly provided to the other parties hereto.

Section 26.11  Headings.  Article, Section, Exhibit and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 26.12  Rights Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

Section 26.13  Parties’ Intent.  This Agreement shall be deemed to have been drafted by the parties to this Agreement and any ambiguity contained in this Agreement shall not be resolved against any party as the presumed drafter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.

“LICENSOR”

ELVIS PRESLEY ENTERPRISES, INC.

By:	/s/ Michael G. Ferrel

Date:	June 1, 2007

“LICENSEE”

FX LUXURY REALTY LLC

By:	/s/ Paul C. Kanavos

Title:

Date:	June 1, 2007

ELVIS PRESLEY MASTER LICENSE AGREEMENT